UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

AMERIS BANCORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2015

Dear Shareholder:

It is my pleasure to invite you to this year’s annual meeting of shareholders, which will be held on Thursday, May 28, 2015, at 2:00 p.m., local time, at our offices located at 24 Second Avenue Southeast, in Moultrie, Georgia.

The Notice of Annual Meeting of Shareholders that follows describes the business to be conducted at the meeting. We will also report on matters of current interest to our shareholders.

We will be using the Internet as our primary means of furnishing proxy materials to shareholders. Accordingly, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

On behalf of Ameris Bancorp, I thank you for your continued support and look forward to seeing you at this year’s annual meeting.

Sincerely,

Edwin W. Hortman, Jr.
President and Chief Executive Officer

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2015

To the Shareholders of Ameris Bancorp:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ameris Bancorp (the “Company”) will be held at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, on Thursday, May 28, 2015, commencing at 2:00 p.m., local time, for the following items of business:

(1)	the election of three Class III directors for a three-year term of office and one Class II director for a two-year term of office;

(2)	the ratification of the appointment of Crowe Horwath LLP as the Company’s independent auditor for 2015;

(3)	the advisory approval of the Company’s executive compensation; and

(4)	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 19, 2015, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate offices located at the address set forth above.

By Order of the Board of Directors,

Moultrie, Georgia	Cindi H. Lewis
April 17, 2015	Corporate Secretary

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose.

AMERIS BANCORP

310 First Street, S.E.

Moultrie, Georgia 31768

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 28, 2015

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board”) of Ameris Bancorp (the “Company”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by and on behalf of the Board for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, on Thursday, May 28, 2015, at 2:00 p.m., local time, and any adjournment or postponement thereof. These materials were first made available to shareholders on April 17, 2015. Shareholders of the Company are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What is included in these materials?

These materials include:

•	the Company’s Proxy Statement; and

•	the Company’s 2014 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

What am I voting on?

You will be voting on each of the following:

•	the election of three Class III directors for a three-year term of office and one Class II director for a two-year term of office;

•	the ratification of the appointment of Crowe Horwath LLP (“Crowe Horwath”) as the Company’s independent auditor for 2015;

•	the advisory approval of the Company’s executive compensation; and

•	any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this Proxy Statement, the Board knows of no other matters that will be brought before the Annual Meeting.

You may not cumulate your votes for any matter being voted on at the Annual Meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company has provided access to its proxy materials over the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view proxy materials for the Annual Meeting on the Internet and execute a proxy; and

•	instruct the Company to send future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who can vote?

You may vote if you owned shares of the Company’s common stock, $1.00 par value per share (the “Common Stock”), as of the close of business on March 19, 2015, the record date for the Annual Meeting (the “Record Date”). As of the Record Date, there were 32,180,498 shares of Common Stock outstanding and entitled to vote.

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	over the Internet, which you are encouraged to do if you have access to the Internet;

•	by telephone;

•	for those shareholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy; or

•	by attending the Annual Meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

Can I vote at the Annual Meeting?

You may vote your shares at the Annual Meeting if you attend in person. Even if you plan to be present at the Annual Meeting, you are encouraged to vote your shares by proxy. You may vote your proxy via the Internet, by telephone or by mail. Even if you have already voted your shares by proxy, you may change your vote and vote your shares at the Annual Meeting if you attend in person.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, then you have multiple accounts with brokers or the Company’s transfer agent. Please vote all of these shares. It is recommended that you contact your broker or the Company’s transfer agent, as applicable, to consolidate as many accounts as possible under the same name and address. The Company’s transfer agent is Computershare Investor Services, which may be contacted by telephone at (800) 568-3476.

Can I change my mind after I vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by using one of the following methods:

•	voting again by telephone or over the Internet prior to 1:00 a.m., Eastern Daylight Time, on May 28, 2015;

•	giving written notice to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement;

•	delivering a later-dated proxy; or

•	voting in person at the Annual Meeting.

How many votes am I entitled to?

All holders of Common Stock are entitled to cast one vote per share held as of the Record Date.

How many votes must be present to hold the Annual Meeting?

In order for the Company to conduct the Annual Meeting, the holders of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date must be present at the Annual Meeting. This is referred to as a quorum. Your shares will be counted as present at the Annual Meeting if you do one of the following:

•	vote via the Internet or by telephone;

•	return a properly executed proxy by mail (even if you do not provide voting instructions); or

•	attend the Annual Meeting and vote in person.

How many votes are needed to elect directors?

Directors will be elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting, meaning that the three Class III nominees receiving the most votes will be elected as Class III directors and the Class II nominee receiving the most votes will be elected as a Class II director.

How many votes are needed to ratify the appointment of Crowe Horwath as the Company’s independent auditor for 2015 or to approve the advisory vote on executive compensation?

Approval of each of these proposals requires the affirmative vote in favor of such proposal of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

How many votes are needed for other matters that may be brought before the Annual Meeting?

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve any other matter that properly comes before the Annual Meeting. The Board knows of no other matters that will be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in the name of a brokerage firm. Brokerage firms have the authority under stock exchange rules to vote customers’ unvoted shares on “routine” matters, which include the ratification of the appointment of the Company’s independent auditor. Accordingly, if a brokerage firm votes your shares on these matters in accordance with these rules, your shares will count as present at the Annual Meeting for purposes of establishing a quorum and will count as “for” votes or “against” votes, as the case may be, with respect to all “routine” matters voted on at the Annual Meeting. If you hold your shares directly in your own name, they will not be voted if you do not vote them or provide a proxy. If a brokerage firm signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the Annual Meeting for quorum purposes and will count as a “for” vote for the appointment of Crowe Horwath as the Company’s independent auditor for 2015, but your shares will not count as a “for” vote or a “withhold” vote on the election of the director nominees named in this Proxy Statement and will not be counted as an advisory vote on executive compensation. These are referred to as “broker non-votes.” Questions regarding these procedures may be directed to the Corporate Secretary at the address indicated on the first page of this Proxy Statement.

PROPOSAL 1 – ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the direction of the Board in accordance with the Georgia Business Corporation Code, subject to any limitations set forth in the Company’s Articles of Incorporation and Bylaws. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

The Company has a classified board of directors currently consisting of three Class I directors (Edwin W. Hortman, Jr., Daniel B. Jeter, who currently serves as Chairman of the Board, and William H. Stern), four Class II directors (William I. Bowen, Jr., J. Raymond Fulp, Robert P. Lynch and Brooks Sheldon) and three Class III directors (R. Dale Ezzell, Leo J. Hill and Jimmy D. Veal). The Class III directors currently serve until the Annual Meeting, and the Class I and Class II directors currently serve until the annual meetings of shareholders to be held in 2016 and 2017, respectively. However, shareholders are being asked to re-elect Mr. Bowen as a Class II director at the Annual Meeting, as discussed further below. After the Annual Meeting, the Class I, Class II and Class III directors will serve until the annual meetings of shareholders to be held in 2016, 2017 and 2018, respectively, and until their respective successors are duly elected and qualified.

At each annual meeting of shareholders, directors are duly elected for a full term of three years to succeed those whose terms are expiring, although directors may be elected for shorter terms in certain instances, such as filling a vacancy in a particular class of directors. Vacancies on the Board and newly created directorships also can generally be filled by a vote of a majority of the directors then in office. The Company’s executive officers are appointed annually by the Board and serve at the discretion of the Board, subject to applicable employment agreements.

At the Annual Meeting, shareholders are being asked to (i) re-elect Messrs. Ezzell, Hill and Veal to serve as Class III directors until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified and (ii) re-elect Mr. Bowen to serve as a Class II director until the 2017 annual meeting of shareholders and until his successor is duly elected and qualified. Mr. Bowen was elected by the Board to serve as a Class II director on November 18, 2014, filling a vacancy in the Board’s membership, and although his term would not otherwise expire until the 2017 annual meeting of shareholders, the Board believes it is in keeping with sound corporate governance principles to ask that shareholders re-elect Mr. Bowen at the Annual Meeting in light of his initial appointment being solely by the Board.

Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named.

Unless otherwise directed, the persons named as proxies and attorneys in the enclosed form of proxy intend to vote “FOR” the election of all nominees as directors for the ensuing term and until their successors are duly elected and qualified. If any such nominee for any reason should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by the Board. The Board is unaware of a nominee who is unable to serve as a director or will decline to serve as a director, if elected.

The following sets forth certain information, as of the Record Date, for the Class III nominees.

R. Dale Ezzell (age 65) has served as a director of the Company and as a director of the Bank since May 2010. Mr. Ezzell served as a director of Southland Bank, formerly a wholly-owned subsidiary of the Company, from 1983 until the merger of Southland Bank into the Bank in 2006. He also served as Southland Bank’s Chairman from 1995 until such merger. Mr. Ezzell currently serves as Chairman of the Bank’s community board in Dothan, Alabama. Mr. Ezzell is the founder and owner of Wisecards Printing and Mailing, a direct mail advertising business in Abbeville, Alabama. Prior to establishing Wisecards in 2001, he served as President and Chief Executive Officer of Ezzell’s Inc., which operated several department stores in southeast Alabama and southwest Georgia, from 1987 to 2000. Mr. Ezzell holds a bachelor’s degree in engineering from Auburn University and resides in the Company’s Abbeville, Alabama market. His years as a director of a subsidiary bank, along with his varied business and practical experience, give him a valuable understanding of the challenges faced by the Company and its customers.

Leo J. Hill (age 59) has served as a director of the Company and as a director of the Bank since January 2013. Mr. Hill is the owner of Advisor Network Solutions, LLC, a consulting services firm, and currently serves as Lead Independent Director of Transamerica Mutual Funds. Prior to his service with Transamerica, Mr. Hill held various positions in banking, including Senior Vice President and Senior Loan Administration Officer for Wachovia Bank of Georgia’s southeastern corporate lending unit, President and Chief Executive Officer of Barnett Treasure Coast Florida with Barnett Banks and Market President of Sun Coast Florida with Bank of America. He has a bachelor’s degree in management and a master’s degree in finance, both from Georgia State University, and he has completed Louisiana State University’s Graduate School of Banking. Mr. Hill is involved with the Investment Company Institute, the Conference of Fund Leaders, the National Association of Corporate Directors and the Institute for Independent Business. With his wide-ranging professional and banking background, he brings a wealth of business and management experience to the Board.

Jimmy D. Veal (age 66) has served as a director of the Company and as a director of the Bank since May 2008. Mr. Veal was a founding director of Golden Isles Financial Holdings, Inc., which was the corporate parent of The First Bank of Brunswick prior to its acquisition by the Company and subsequent merger into the Bank. He served as a director of both Golden Isles Financial Holdings, Inc. and The First Bank of Brunswick from their inception in 1989 until their acquisition by the Company in 2001 and as Vice Chairman of both companies from 1996 until 2001. Mr. Veal currently serves as Chairman of the Bank’s community Board in Brunswick, Georgia. Mr. Veal was active in the hospitality industry for over 45 years. Together with his family, he formerly owned and operated The Beachview Club until its sale in 2014. He and his wife own a minority stake in Beachview Event Rentals & Design in Brunswick, Georgia. He is also active in various real estate and timberland ventures in Glynn County, Georgia and Camden County, Georgia. In addition to his experience in banking, he has gained knowledge of many and varied industries and sectors of the economy, which provides him a unique and beneficial perspective for his service on the Board.

The following sets forth certain information, as of the Record Date, with respect to Mr. Bowen, as the sole Class II nominee.

William I. Bowen, Jr. (age 50) has served as a director of the Company and as a director of Ameris Bank, the Company’s wholly-owned banking subsidiary (the “Bank”), since November 2014. Mr. Bowen has served as a member of the community board of the Bank for the Tifton, Georgia market since 2012. Mr. Bowen is a partner and the President of Bowen-Donaldson Home for Funerals. He also serves as managing partner of Bowen Farming Enterprises, LLC, a timber, cattle, cotton and peanut farming operation, Bowen Land and Timber, LLC, and Fulwood Family Partnership, a farming and real estate development firm. His extensive business experience and knowledge of the local economy, as well as his expertise in the real estate and farming industries, make Mr. Bowen a valuable resource for the Board.

The Board recommends a vote FOR the election of the nominated directors. Proxies will be voted FOR the election of the four nominees discussed above unless otherwise specified.

The following sets forth certain information, as of the Record Date, for all other directors of the Company whose terms of office will continue after the Annual Meeting except as noted below.

J. Raymond Fulp (age 70) has served as a director of the Company since 1989 and as a director of the Bank since February 2006. Mr. Fulp served as a director and Chairman of the Board of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company, from 1987 and 2000, respectively, and until the merger of Citizens Security Bank into the Bank in 2006. He also currently serves as Chairman of the Bank’s community board in Tifton, Georgia. He is a pharmacist and was the co-owner of Midtown Pharmacy in Tifton, Georgia from 1974 until its sale in 1999. He received a bachelor’s degree in pharmacy from the University of Georgia. With his lengthy service as a member of the Board and as a director of one of the Company’s former subsidiary banks, Mr. Fulp offers the Board a keen understanding of the Company’s business, history and organization. Mr. Fulp will retire from the Board at the Annual Meeting, as required by the Company’s Bylaws, which provide that each director shall cease to serve as of the annual meeting of shareholders that first occurs after he or she reaches 70 years of age.

Edwin W. Hortman, Jr. (age 61) has served as a director of the Company since November 2003 and as a director of the Bank since February 2006. Mr. Hortman has also served as President and Chief Executive Officer of the Company since January 2005. From November 2003 through December 2004, he served as President and Chief Operating Officer of the Company, and from 2002 to 2003, he served as Executive Vice President and North Regional Executive of the Company. From 1998 through 2003, Mr. Hortman served as President and Chief Executive Officer of Citizens Security Bank, formerly a wholly-owned subsidiary of the Company. Mr. Hortman also served as a director of Citizens Security Bank from 1998 to 2004. In addition, he served as a director of Central Bank & Trust, Southland Bank, First National Bank of South Georgia and Merchants & Farmers Bank, formerly wholly-owned subsidiaries of the Company, from 2002 to 2004. Mr. Hortman also serves as Chairman of the Georgia Bankers Association Insurance Trust. He holds bachelor’s and master’s degrees in business administration, with emphasis in accounting and finance, from the University of Georgia. He is also a graduate of the Graduate School of Banking of the South at Louisiana State University. Having served as Chief Executive Officer of the Company for more than ten years, after successfully serving as a banking executive in other capacities for much of his career, Mr. Hortman brings not only extensive experience in banking and executive management to the Board, but also an intimate knowledge of the Company’s day-to-day business and operations. Mr. Hortman’s term expires in 2016.

Daniel B. Jeter (age 63) has served as a director of the Company since 1997 and as a director of the Bank since 2002. He has been Chairman of the Board of the Company and of the Board of Directors of the Bank since May 2007. He also serves on the community bank board for the Company’s Moultrie, Georgia market. Mr. Jeter is the Chairman and co-owner of Standard Discount Corporation, a family-owned consumer finance company. He joined Standard in 1979 and is an officer and director of each of Standard’s affiliates, including Colquitt Loan Company, Globe Loan Company of Hazelhurst, Globe Loan Company of Tifton, Globe Loan Company of Moultrie, Peach Finance Company, Personal Finance Service of Statesboro and Globe Financial Services of Thomasville. He is co-owner of Classic Insurance Company and President of Cavalier Insurance Company, both of which are re-insurance companies. Mr. Jeter is also a partner in a real estate partnership that develops owner-occupied commercial properties for office and professional use. He serves as a director and an officer of the Georgia Industrial Loan Corporation and as a director of Allied Business Systems. He received a bachelor’s degree in business administration from the University of Georgia. Mr. Jeter’s extensive experience in financial services, with a particular emphasis on lending activities, gives him invaluable insight into, and affords him a greater understanding of, the Company’s operations in his service as Chairman of the Board. As a long-tenured member of the Board, he has been closely involved in the Company’s expansion into new markets in recent years. Mr. Jeter’s term expires in 2016.

Robert P. Lynch (age 51) has served as a director of the Company since 2000 and as a director of the Bank since February 2006. Mr. Lynch is the Vice President and Chief Financial Officer of Lynch Management Company, which owns and manages five automobile dealerships located in the Southeast. He has been with Lynch Management Company for 30 years. Mr. Lynch’s family also owns and operates Shadydale Farm, a beef cattle operation located in Shady Dale, Georgia. He holds a bachelor’s degree in business administration from the University of Florida, and he resides in the Company’s Jacksonville, Florida market. His business experience is extensive and varied, which gives him a firsthand understanding of the challenges faced by not only the Company but also its commercial customers. This understanding informs his service as a director and is a key benefit to the Board. Mr. Lynch’s term expires in 2017.

Brooks Sheldon (age 69) has served as a director of the Company since 2005 and as a director of the Bank since 2003. Additionally, he served as President and a director of American Banking Company from 1989 until his retirement in 1997. He currently serves as Chairman of the Bank’s community board in Moultrie, Georgia. Mr. Sheldon graduated from Davidson College and the Stonier Graduate School of Banking. He also served as an officer in the U.S. Army. He has offered leadership to his community as Chairman of the Chamber of Commerce, the Development Authority, and the Colquitt County Hospital Authority. He currently serves as a member of the Hospital Authority. Mr. Sheldon brings to the Board extensive banking experience and a strong understanding of the Company’s history, operations and guiding principles. Like Mr. Fulp, Mr. Sheldon will also retire from the Board at the Annual Meeting in compliance with the Company’s Bylaws as a result of his having reached age 70. Mr. Sheldon will turn age 70 in late April 2015.

William H. Stern (age 58) has served as a director of the Company and as a director of the Bank since November 2013. Mr. Stern currently serves as Chairman of the Bank’s community board for the State of South Carolina. Mr. Stern has been President and Chief Executive Officer of Stern & Stern Associates, a real estate development firm doing work throughout the Southeast, since 1980. He currently serves as Chairman of the Board of the South Carolina State Ports Authority and as a member of the board of the South Carolina Coordinating Council for Economic Development. His knowledge of the real estate industry, in addition to his extensive business experience and economic background, makes Mr. Stern a valuable resource for the Board. Mr. Stern’s term expires in 2016.

BOARD AND COMMITTEE MATTERS

Director Independence

Each member of the Board, other than Mr. Hortman, is “independent,” as defined for purposes of the rules of the SEC and the listing standards of The NASDAQ Stock Market (“NASDAQ”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Committees of the Board

Executive Committee

The Executive Committee is currently comprised of four directors, only one of whom is a current or former employee of the Company. The current members of the Executive Committee are Messrs. Fulp, Hortman, Jeter (Chairman) and Lynch. The Executive Committee is authorized to exercise all of the powers of the Board, except the power to declare dividends, elect directors, amend the Company’s Bylaws, issue stock or recommend any action to the Company’s shareholders.

Compensation Committee

The Compensation Committee is currently comprised of six directors, Messrs. Fulp (Chairman), Hill, Jeter, Lynch, Stern and Veal, none of whom is a current or former employee of the Company or any of its subsidiaries and all of whom are independent directors of the Company. The duties of the Compensation Committee, which operates under a written charter, are generally to establish the compensation for the Company’s executive officers and to act on such other matters relating to compensation as it deems appropriate, including an annual evaluation of the Company’s Chief Executive Officer and the design and oversight of all compensation and benefit programs in which the Company’s employees and officers are eligible to participate. Additional information regarding the Compensation Committee’s processes and procedures for consideration of executive officer compensation is provided in the Compensation Discussion and Analysis included in this Proxy Statement. The complete text of the Compensation Committee charter is available on the Company’s website at www.amerisbank.com.

Audit Committee

The Audit Committee is currently comprised of four directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The current members of the Audit Committee are Messrs. Ezzell, Fulp, Lynch and Sheldon (Chairman). The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee, which operates under a written charter, represents the Board in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries. Its primary functions include monitoring the integrity of the Company’s financial statements, system of internal controls and compliance with regulatory and legal requirements; monitoring the independence, qualifications and performance of the Company’s independent auditor and internal auditing services; and providing a vehicle for communication among the independent auditor, management, internal audit and the Board. The complete text of the Audit Committee charter is available on the Company’s website at www.amerisbank.com.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of three directors, none of whom is a current or former employee of the Company and all of whom are independent directors of the Company. The members of the Corporate Governance and Nominating Committee are Messrs. Ezzell, Lynch (Chairman) and Veal. Pursuant to its written charter, the Corporate Governance and Nominating Committee is responsible for considering, and making recommendations to the Board regarding, the size and composition of the Board, recommending and nominating candidates to fill Board vacancies that may occur and recommending to the Board the director nominees for whom the Board will solicit proxies. Additional information regarding the Corporate Governance and Nominating Committee’s processes and procedures is provided under the heading “Identifying and Evaluating Nominees” in this Proxy Statement. The complete text of the Corporate Governance and Nominating Committee charter is available on the Company’s website at www.amerisbank.com.

Board and Committee Meetings

The following table provides a summary of the membership of the Board and its committees during 2014, together with information regarding the number of meetings held during 2014.

Director Name	Independent Director(1)	Ameris Bancorp Board	Ameris Bank Board	Audit	Compensation	Executive	Corporate Governance / Nominating
William I. Bowen, Jr.	Yes	Member	Member
R. Dale Ezzell	Yes	Member	Member	Member			Member
J. Raymond Fulp	Yes	Member	Member	Member	Chair	Member
Leo J. Hill	Yes	Member	Member		Member
Daniel B. Jeter	Yes	Chair	Chair		Member	Chair
Robert P. Lynch	Yes	Member	Member	Member	Member	Member	Chair
Brooks Sheldon(2)	Yes	Member	Member	Chair
William H. Stern	Yes	Member	Member		Member
Jimmy D. Veal	Yes	Member	Member		Member		Member
Edwin W. Hortman, Jr.	No	Member	Member			Member
Number of Meetings		12	12	9	3	—	4

(1)	Independent for purposes of the rules of the SEC, the listing standards of NASDAQ and Section 162(m) of the Internal Revenue Code.
(2)	In addition to his Chair role, Mr. Sheldon serves as the financial expert for the Audit Committee.

Each director attended at least 75% of all meetings of the full Board and of those committees on which he served and was eligible to attend in 2014. Additionally, the independent directors met in executive sessions, without any members of management or other employees, four times in 2014. These executive sessions allow the Board to review key decisions and discuss matters in a manner that is independent of management.

The Company’s 2014 annual meeting of shareholders was attended by Messrs. Ezzell, Hill, Hortman, Jeter, Sheldon, Stern and Veal. Mr. Fulp did not attend due to medical reasons and Mr. Lynch did not attend due to a family conflict. Directors are expected to attend annual meetings of shareholders absent exceptional cause.

Identifying and Evaluating Nominees

With respect to the nomination process, the Corporate Governance and Nominating Committee reviews the composition and size of the Board to ensure that it has the proper expertise and independence; determines the criteria for the selection of Board members and Board committee members; plans for continuity on the Board as existing Board members retire or rotate off the Board; establishes criteria for qualifications as independent directors, consistent with applicable laws and listing standards; maintains a file of suitable candidates for consideration as nominees to the Board; reviews Board candidates recommended by shareholders in compliance with all director nomination procedures for shareholders; and recommends to the Board the slate of nominees of directors to be elected by the shareholders and any directors to be elected by the Board to fill vacancies.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Director candidates will be evaluated based on their financial literacy, business acumen and experience, independence for purposes of compliance with SEC and NASDAQ rules and willingness, ability and availability for service. In addition, the Corporate Governance and Nominating Committee requires that each Board candidate have the highest personal and professional ethics, integrity and values, including respectfulness, honesty and a commitment to teamwork and high standards consistent with the core values of the Company, and consistently exercise sound and objective business judgment. It is also anticipated that the Board as a whole have individuals with significant appropriate senior management or other leadership experience, a long-term and strategic perspective and the ability to advance constructive debate.

The Corporate Governance and Nominating Committee has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the members of the Corporate Governance and Nominating Committee consider and discuss diversity, among other factors, with a view toward the role and needs of the Board as a whole. When identifying and recommending director nominees, the members of the Corporate Governance and Nominating Committee generally view diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint and perspective, professional experience, education, skill and other qualities or attributes that together contribute to the functioning of the Board. The Corporate Governance and Nominating Committee believes that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders.

The Corporate Governance and Nominating Committee has performed a review of the experience, qualifications, attributes and skills of the Company’s current directors and nominees and believes that such persons possess a variety of complementary skills and characteristics, including the following:

•	personal characteristics, including leadership, character, integrity, accountability, sound business judgment and personal reputation;

•	successful business or professional experience;

•	various areas of expertise or experience, including financial, strategic and general management;

•

expertise or experience in various industries, including banking and financial services, hospitality, consumer finance, automotive, construction, planning and engineering, real estate, timber and agricultural;

•	residence in the Bank’s market area;

•	willingness and ability to commit the necessary time to fully discharge the responsibilities of a director in connection with the affairs of the Company; and

•	a demonstrated commitment to the success of the Company.

For a discussion of the specific backgrounds and qualifications of our current directors and nominees, see “Proposal 1 – Election of Directors” in this Proxy Statement.

Although the Corporate Governance and Nominating Committee has authority to retain a search firm or consultant to assist in identifying director candidates, to date no such search firm or consultant has been engaged. Additionally, the Corporate Governance and Nominating Committee would consider any director candidate proposed by any shareholder of record who has given timely written notice to the Corporate Secretary as required by Article III, Section 2(b) of the Company’s Bylaws. The proposing shareholder’s notice to the Corporate Secretary must set forth the information required by such section, including the director candidate’s name, credentials, contact information and his or her consent to be considered as a director candidate, as well as the proposing shareholder’s own contact information and a statement of his or her share ownership (how many shares held and for how long). To be timely, a proposing shareholder’s notice must be received at the Company’s principal executive office no later than the date determined in accordance with the Company’s Bylaws. There are no differences in the manner in which the Corporate Governance and Nominating Committee evaluates director candidates it identifies and candidates who are recommended for nomination for membership on the Board by a shareholder.

Board Leadership Structure and Role in Risk Oversight

The Company is committed to having sound corporate governance principles and practices, and independent board oversight is valued as an essential component of our corporate governance framework. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except our Chief Executive Officer, are independent. In addition, all of the members of the Board’s Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent.

The Company currently has an independent, non-executive Chairman separate from the Chief Executive Officer. The Board believes that this structure enhances (i) its oversight of, and independence from, management, (ii) its ability to carry out its role and responsibilities on behalf of the Company’s shareholders and (iii) the Company’s overall corporate governance. While the Board believes that having an independent Chairman is the most appropriate leadership structure for the Board at this time, the Board retains the flexibility to revise this structure in the future based upon its assessment of the Company’s needs.

The Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board, although the Board and all of its committees are sensitive to risks relating to the Company and its operations. The Audit Committee focuses on financial reporting risk, oversees the entire audit function and evaluates the effectiveness of internal and external audit efforts. It receives reports from management regularly regarding the Company’s assessment of risks and the adequacy and effectiveness of internal control systems. Through its interaction with the Company’s Chief Risk Officer, the Audit Committee oversees credit risk, market risk (including liquidity and interest rate risk) and operational risk (including compliance and legal risk). Our Chief Risk Officer meets with the Audit Committee as necessary to discuss potential risk or control issues. In addition, our external auditors meet at least quarterly with the Audit Committee in executive session to discuss potential risk and control issues involving the Company. The Audit Committee reports regularly to the full Board, which also considers the Company’s entire risk profile, including additional strategic and reputational risks. While the Board oversees the Company’s risk management, management is responsible for the day-to-day risk management processes. We believe that this division of responsibility is the most effective approach for addressing the risks facing the Company; however, we will continue to re-examine our Board leadership structure on a regular basis, recognizing that different structures may be appropriate in different situations faced by the Company.

Director Reviews and Education

The Board conducts a self-assessment annually, and individual directors are separately evaluated each year in connection with director performance reviews. The Corporate Governance and Nominating Committee reviews and discusses with the Board the results of these annual assessments.

Director education is an essential component of good governance and effective compliance practices for financial institutions. It increases the likelihood of retaining good directors and attracting more highly skilled candidates to serve on the boards of banks. The Board’s monthly meetings include an educational and strategic session focused on a variety of topics such as legislative and regulatory developments, important banking industry trends and fundamental bank directorship knowledge. In addition, our corporate counsel annually updates the Board on corporate governance matters.

Reflecting our commitment to principles of director education, in November 2014, Mr. Lynch and Mr. Hortman attended the 10th Annual Bank Executive & Board Compensation Conference sponsored by Bank Director. The program’s agenda focused on the recruitment, development and compensation of bank employees, officers and directors. By bringing together executives and board members from various parts of the financial community from across the country, this program delivered essential information and insight to officers and directors from public and private institutions, prepared financial institutions to grow and compete in the future and introduced strategies to immediately consider or implement.

In December 2014, Messrs. Bowen, Ezzell, Fulp, Hill, Hortman, Jeter, Lynch, Sheldon, Stern, and Veal attended an off-site Board meeting, which included strategic and educational sessions. Topics for discussion included market updates, regulatory reform, competition strategies and loan growth opportunities. Momentum around the Bank’s current footprint, acquisition opportunities and consolidation within the banking industry were also discussed. Detailed discussion and training included information on net interest margin, mortgage activities, peer group data comparisons, shareholder return and analysts’ expectations and projections.

Compensation Committee Interlocks and Insider Participation

Messrs. Fulp, Hill, Jeter, Lynch and Veal served as members of the Compensation Committee throughout 2014, and Mr. Stern also served with them on the Compensation Committee from June 2014 through December 2014. None of Messrs. Fulp, Hill, Jeter, Lynch, Stern or Veal is or has been an officer or employee of the Company.

Communication with the Board and its Committees

Our shareholders may communicate with the Board by directing correspondence to the Board, any of its committees or one or more individual members, in care of the Corporate Secretary, Ameris Bancorp, 310 First Street, S.E., Moultrie, Georgia 31768. The Corporate Secretary will forward such correspondence to whom it is addressed.

COMPENSATION OF DIRECTORS

The following table provides a summary of the Company’s director fee schedule in effect during 2014.

Board Fee Schedule

Monthly Board Service Fee (Retainer)
Chairman	$1,750
Member	$1,750
Board and Committee Meeting Fees
Regular Board Meetings	$1,750
Committee Meetings	$500

Directors are entitled to a Board Meeting fee paid based on attendance, both in person or participating via teleconference. Directors are entitled to a Committee fee paid based on attendance, both in person or participating via teleconference. A Committee fee of $500 is the maximum amount for all Committee service during the calendar month, regardless if one or more meetings occur. No additional fee is paid for serving as a Committee Chairman.

The following Director Compensation Table sets forth the total compensation earned by directors for the fiscal year ending December 31, 2014. Directors who are also named executive officers are not included in the table below. Compensation paid to named executive officers for their service in a director capacity is presented in the supplementary table to the Summary Compensation Table included in this Proxy Statement.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
William I. Bowen, Jr.(2)	$8,300	$—	$—	$—	$—	$—	$8,300
R. Dale Ezzell	$53,550	$25,760	$—	$—	$—	$—	$79,310
J. Raymond Fulp	$51,800	$25,760	$—	$—	$—	$—	$77,560
Leo J. Hill	$48,750	$25,760	$—	$—	$—	$—	$74,510
Daniel B. Jeter	$54,050	$25,760	$—	$—	$—	$—	$79,810
Robert P. Lynch	$50,050	$25,760	$—	$—	$—	$—	$75,810
Brooks Sheldon	$54,050	$25,760	$—	$—	$—	$—	$79,810
William H. Stern	$47,550	$25,760	$—	$—	$—	$—	$73,310
Jimmy D. Veal	$54,050	$25,760	$—	$—	$—	$—	$79,810

(1)

The figure represents the fair value of the stock awards as calculated in accordance with U.S. generally accepted accounting principles. The shares were issued December 16, 2014 and the fair value was $25.76 per share.

(2)	Mr. Bowen was appointed to serve on the Board of Directors of the Company and the Bank on November 18, 2014.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding each executive officer of the Company.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Edwin W. Hortman, Jr., 61 Officer since 2002	President and Chief Executive Officer

President and Chief Executive Officer since January 2005. Director since November 2003. President and Chief Operating Officer from November 2003 through December 2004. Executive Vice President and Regional Bank Executive for Northern Division from August 2002 through November 2003. President, Chief Executive Officer and Director of Citizens Security Bank from April 1998 to November 2003. Director of each subsidiary bank in the Northern Division from September 2002 through March 2004.

Dennis J. Zember Jr., 45 Officer since 2005	Executive Vice President and Chief Financial Officer

Executive Vice President and Chief Financial Officer since February 2005. Senior Vice President and Treasurer of Flag Financial Corporation and Senior Vice President and Chief Financial Officer of Flag Bank from January 2002 to February 2005. Vice President and Treasurer of Century South Banks, Inc. from August 1997 to May 2001.

Andrew B. Cheney, 65 Officer since 2009	Executive Vice President, Chief Operating Officer and Banking Group President

Executive Vice President, Chief Operating Officer and Banking Group President of the Company since May 2009. President and Chief Operating Officer of the Bank since December 2010. Regional Executive for Florida and Coastal Georgia from February 2009 to May 2009. Florida Chairman from January 2008 to January 2009 and President from January 2000 to December 2007 with Mercantile Bank.

Jon S. Edwards, 53 Officer since 1999	Executive Vice President and Chief Credit Officer

Executive Vice President and Chief Credit Officer since May 2005. Executive Vice President and Regional Bank Executive for Southern Division from August 2002 through April 2005. Director of Credit Administration from March 1999 to July 2003. Senior Vice President from March 1999 to August 2002. Director of each subsidiary bank in the Southern Division from September 2002 through April 2005.

James A. LaHaise, 54 Officer since 2014	Executive Vice President, Commercial Banking Executive

Executive Vice President, Commercial Banking Executive since June 2014. President and Chief Executive Officer of Coastal Bankshares, Inc. and The Coastal Bank from January 2013 until they were acquired by the Company in June 2014, and Executive Vice President and Chief Banking Officer of The Coastal Bank from May 2007 through December 2012.

Name, Age and Term as Officer	Position	Principal Occupation for the Last Five Years and Other Directorships
Cindi H. Lewis, 61 Officer since 1987	Executive Vice President, Chief Administrative Officer and Corporate Secretary

Chief Administrative Officer since May 2006, Executive Vice President since May 2002 and Corporate Secretary since May 2000. Director of Human Resources from May 2000 to May 2006 and Senior Vice President from May 2000 to May 2002.

Stephen A. Melton, 64 Officer since 2011	Executive Vice President and Chief Risk Officer

Executive Vice President and Chief Risk Officer since October 2011. President and Chief Executive Officer of Columbus Bank and Trust and Regional Chief Executive Officer of Synovus Financial Corporation from November 1998 to February 2011.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis may contain statements regarding future individual and Company performance targets or goals. We have disclosed these targets or goals in the limited context of the Company’s compensation programs; therefore, you should not take these statements to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply such statements in other contexts.

This Compensation Discussion and Analysis is intended to assist our shareholders in understanding the Company’s compensation programs. It presents and explains the philosophy underlying our compensation strategy and the fundamental elements of compensation paid to our Chief Executive Officer, Chief Financial Officer and other individuals included in the Summary Compensation Table (collectively, “named executive officers”) for 2014. Specifically, this Compensation Discussion and Analysis addresses the following:

•	our compensation philosophy and the objectives of our compensation programs;

•	what our compensation programs are designed to reward;

•	our process for determining executive officer compensation, including:

•	the role and responsibility of the Compensation Committee;

•	the role of the Chief Executive Officer and other named executive officers;

•	the role of compensation consultants; and

•	benchmarking and other market analyses;

•	elements of compensation provided to our executive officers, including:

•	the purpose of each element of compensation;

•	why we elect to pay each element of compensation;

•	how we determine the levels or payout opportunities for each element; and

•	decisions on final payments for each element and how these align with performance; and

•	other compensation and benefit policies affecting our executive officers.

Compensation Philosophy and the Objectives of Our Compensation Programs

The Compensation Committee believes that the most effective compensation programs strive to accomplish the following objectives:

•	aligning the interests of the employee with those of the Company’s shareholders;

•	attracting and retaining talented individuals and top performers; and

•	motivating performance toward the achievement of short-term and long-term goals.

To meet these objectives, the Compensation Committee has carefully structured the Company’s compensation programs in the following manner:

•

base compensation levels benchmarked to, and competitive with, the 50th percentile of market, defined in terms of geography, company type and company size, with actual base pay varying in a normal range around the 50th percentile based on individual performance;

•

annual incentive compensation that varies in a consistent manner with the achievement of both the financial and operating objectives of the Company and individual performance objectives, which together support our business strategy;

•	long-term incentive compensation (equity) based on retention and the achievement of longer-term (minimum three-year) financial and strategic goals;

•	executive benefits that are meaningful and competitive with, and comparable to, those offered by similar organizations; and

•

an appropriate balance between base pay, short-term incentives, long-term incentives and benefits that provides total compensation at a percentile of market compensation levels that approximates the Company’s performance relative to its peers.

In designing and administering the Company’s executive compensation program, the Compensation Committee strives to maintain an appropriate balance across all of the various compensation elements, realizing that at times some objectives may be more difficult to achieve than others, or even in conflict with others. In addition, external factors, such as the general state of the economy and the banking industry or legislative changes impacting executive compensation, may impact the effectiveness of existing approaches to executive compensation. Such events require ongoing monitoring and a careful reconsideration of existing approaches by the Compensation Committee. On an annual basis the Compensation Committee carefully evaluates and, where appropriate, makes decisions and adjustments to future compensation programs to consistently implement the strategic objectives of executive compensation.

What Our Executive Compensation Program is Designed to Reward

Our executive officers’ compensation program uses different components to reward different performance considerations. Base salary is provided to reward each executive for daily contributions and the application of his or her knowledge, experience and talent to the success of the Company. Base salary is also a reflection of the external value of each executive’s position in the job market and the internal value of his or her assigned roles and responsibilities to the success and ongoing viability of the Company.

Annual incentives are provided to focus performance on the key strategic short-term objectives defined and established on an annual basis. These incentives are strongly linked to the success of achieving annual goals and provide each executive with cash rewards commensurate with the Company’s annual performance and the Board’s assessment of the executive’s personal performance.

Long-term incentives reward executives for the longer-term success of the Company. Historically, the Company has provided long-term incentives in the form of stock options and restricted stock with both time-based and performance-based vesting provisions. This equity-based compensation rewards executives for the long-term performance of the Company and maintains the alignment between executive compensation levels and shareholder value. As the value of the stock held by shareholders increases, the value of the equity-based long-term incentives provided to each executive increases. Conversely, as shareholder value declines, the value of the equity awards vesting for each executive declines.

Benefits provided to each executive officer are in line with our broad-based employee benefits, which meet basic health and welfare needs. In November 2012, we entered into supplemental executive retirement agreements with certain of our key executive officers. Perquisites for our executives remain conservative and primarily serve to enhance our executives’ business development activities.

Compensation Program Risk

The Company also reviews its compensation policies and practices in accordance with SEC guidance to identify instances in which its compensation plans may encourage participants to take risks that are reasonably likely to have a material adverse effect on the Company. This review extends to our senior executive officers as well as all other employees. With the assistance of the Company’s senior risk officers, we conducted a comprehensive review of the purpose of each short-term and long-term compensation plan, eligible participants in each plan, how we assigned administrative authority for each plan, categories of performance measures in each plan and incentive award opportunity levels.

For each compensation plan, we reviewed a broad range of specific risk elements, rated the level of relative risk for each element, and identified and took action to eliminate or mitigate risk wherever appropriate in each plan. In addition, Matthews, Young – Management Consulting (“Matthews Young”), the compensation consultant engaged directly by the Compensation Committee, reviewed the competitiveness and mix of compensation elements in our overall executive compensation program and reported to the Compensation Committee during the fourth quarters of 2013 and 2014. As a result of our review, we determined that (i) there is sufficient balance in our overall compensation mix; (ii) executive officer base salaries are appropriately competitive without need to receive a high level of bonus or incentive in order to earn adequate cash compensation; (iii) our use of equity grants as long-term incentives provides an effective and balanced focus between short- and long-term objectives; and (iv) the Company’s compensation policies, plans and practices do not encourage unnecessary or unreasonable risk taking and do not encourage executives or employees to take risks that are reasonably likely to have an adverse effect on the Company. However, as an added protection of shareholder value and our intent to be fair in all compensation practices, we have a “claw-back” policy that allows the Compensation Committee to require executives, who have received awards based on performance, the calculation of which was inaccurate or later judged to be inappropriate for various reasons, to reimburse the Company for the amount that was overpaid.

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee administers the Company’s executive compensation program. Throughout 2014, the Compensation Committee included J. Raymond Fulp (Chairman), Leo J. Hill, Daniel B. Jeter, Robert P. Lynch and Jimmy D. Veal. From June 2014 through December 2014, William H. Stern also served on the Compensation Committee. The members of the Compensation Committee all qualify as independent, outside members of the Board in accordance with the requirements of NASDAQ, current SEC regulations and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”).

The Compensation Committee is responsible for all compensation decisions for the Chief Executive Officer and the other named executive officers. The Compensation Committee annually reviews the levels of compensation along with the performance results on goals and objectives relating to compensation for the named executive officers. Based on this evaluation, the Compensation Committee makes decisions related to our executive compensation program with final approval by the Board.

Additionally, the Compensation Committee periodically reviews our incentive plans and other equity-based plans. The Compensation Committee reviews, adopts and submits to the Board any proposed arrangement or plan and any amendment to an existing arrangement or plan that provides or will provide benefits to the executive officers collectively or to an individual executive officer. The Compensation Committee has sole authority to retain and terminate compensation consultants and other advisors as it deems appropriate.

Role of the Executive Officers

The Chief Executive Officer, with the assistance of the Company’s Chief Administrative Officer, annually reviews the performance of the other named executive officers, after which the Chief Executive Officer presents his conclusions and recommendations to the Compensation Committee for approval. The Compensation Committee has absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate. The Chief Executive Officer, Chief Financial Officer and Chief Administrative Officer may also work with the Compensation Committee to gather and compile data needed for benchmarking purposes or for other analysis conducted by the Compensation Committee’s independent consultants and advisors.

Role of Compensation Consultant

In making compensation decisions for 2014, the Compensation Committee engaged Matthews Young to conduct an overall compensation review for the Company’s top executive employees, including the named executive officers. Matthews Young reported directly to the Compensation Committee in connection with this engagement.

Both the Board and the Compensation Committee received assistance with the proxy disclosure process from Matthews Young. Throughout the disclosure process, Matthews Young coordinated the collection of compensation data, policies and plans with the Board, the Compensation Committee and senior management of the Company.

It is our policy that all compensation consulting firms retained by the Board and the Compensation Committee be fully independent entities and that each report directly to the Board and/or the Compensation Committee, as appropriate. No services were provided by any compensation consulting firm other than the foregoing compensation consulting services, and consulting fees did not approach or exceed $120,000 in fiscal 2014. Consultants from Matthews, Young do not own stock in the Company nor do they have any business relationships with the Board or management of the Company other than their role as the Committee’s independent advisor on compensation.

Benchmarking

In November 2014, the Compensation Committee, in conjunction with Matthews Young, conducted an overall review of the Company’s executive compensation program. As part of this review, the peer group of 25 banks used in the prior benchmarking analysis completed in 2013 was analyzed and updated. Consistent with prior year updates, we again considered a range of relevant factors, including SEC reporting status, national exchange listing, state in which headquarters are located, organizational size (including states in which operations are conducted, number of offices and size of workforce), balance sheet size (including assets and capitalization) and market capitalization, as well as total net revenues, asset quality and overall financial strength. For 2014, we retained the same group of peer institutions that we used in 2012 and 2013 with two exceptions. StellarOne Corporation and Virginia Commerce Bancorp, Inc. were both acquired during 2014 and they were not replaced in the peer group, leaving 23 solid peers in the group for 2014.

The 2014 peer group is shown below.

Bank of the Ozarks (Little Rock, AR)	Great Southern Bancorp (Springfield, MO)
Home BancShares, Inc (Conway, AR)	Renasant Corporation (Tupelo, MS)
Simmons First National Bank (Pine Bluff, AR)	First Bancorp (Troy, NC)
Capital City Bank Group (Tallahassee, FL)	Sun Bancorp Inc (Vineland, NJ)
Centerstate Banks Inc. (Davenport, FL)	SCBT Financial Bankshares, Inc. (Columbia, SC)
State Bank Financial Corp (Atlanta, GA)	Southside Bancshares, Inc. (Tyler, TN)
Heartland Financial USA Inc (Dubuque, IA)	Cardinal Financial Corp (McLean, VA)
First Merchants Corp (Muncie, IN)	First Community Bancshares, Inc. (Bluefield, VA)
Community Trust Bancorp, Inc. (Pikeville, KY)	TowneBank (Portsmouth, VA)
Republic Bancorp, Inc. (Louisville, KY)	Union First Market Bankshares Corp (Richmond, VA)
SY Bancorp Inc (Louisville, KY)	City Holdings CO (Cross Lanes, WV)
Sandy Spring Bancorp, Inc. (Olney, MD)

As in the previous years, for each of our named executive officers, we selected peers with comparable titles and areas of responsibilities (e.g., matching the Company’s Chief Financial Officer with the Chief Financial Officer position in each of the peer banks). The peer group comparison provided the primary market data upon which we determined the market standing of our executive compensation levels. The table below provides a summary of how each named executive officer was benchmarked to the Company’s peers.

Name	Title	Peer Comparison
Edwin W. Hortman, Jr.	President and CEO	CEO
Dennis J. Zember Jr.	EVP and CFO	CFO
Andrew B. Cheney	EVP, Banking Group President and COO	Chief Operating Officer
Jon S. Edwards	EVP and CCO	Number 5 Proxy Executive
Stephen A. Melton	EVP and CRO	Number 4 Proxy Executive

Say-on-Pay

The Compensation Committee attempts to balance the interests of shareholders, regulators and other interested parties. Since 2009, we have provided an annual say-on-pay advisory vote regarding executive compensation. In 2014, more than 98% of all votes cast on the proposal were cast in favor of the compensation of our named executive officers. We did not make any changes to our executive compensation policies as a result of past say-on-pay votes.

Elements of Compensation

Total direct compensation typically includes cash, in the form of base salary and annual incentives, and long-term equity incentives. The Compensation Committee evaluates the mix between these elements based on the pay practices of comparable companies. The Compensation Committee strives to be fully informed in its determination of the appropriate compensation mix and award levels for the named executive officers, including consideration of publicly available information and the retention of compensation consultants when deemed appropriate. The Compensation Committee’s guiding principles of fairness to employees, retention of talented executives and fostering improved Company performance guide all of its compensation decisions. With respect to the named executive officers, the elements of compensation used during 2014 include the following:

•	base salary;

•	discretionary cash bonus;

•	long-term equity awards;

•	retirement benefits, including recently added supplemental retirement benefits;

•	health and insurance benefits; and

•	perquisites.

Following is a discussion of each element of compensation used in 2014 for our named executive officers, including the purpose of each element of compensation, why we elect to pay each element of compensation, how each element of compensation was determined by the Compensation Committee and how each element and our decisions regarding the payment of each element relate to our goals.

Base Salary

It is the Company’s philosophy that employees be paid a base salary that is competitive with the salaries paid by comparable organizations based on each employee’s experience, performance and any other unique factors or qualifications. Generally, the Company has chosen to position cash compensation in a range around market median levels in order to remain competitive in attracting and retaining executive talent. The range is also benchmarked, and employees are paid within the market benchmarked range based on their unique situation. Actual base salaries paid vary within a range based on performance over time. The allocation of total cash compensation between base salary and annual bonus or incentives is based on a variety of factors. In addition to the market positioning of the base salary and the mix of total compensation, the Compensation Committee also takes into consideration the following:

•	the executive’s performance;

•	the performance of the Company;

•	the performance of the individual business or corporate function for which the executive is responsible;

•	the nature and importance of the position and role within the Company;

•	the scope of the executive’s responsibility; and

•	the current compensation package in place for the executive, including the executive’s current annual salary and potential bonus awards under the Company’s bonus plan.

In 2014, we reviewed base salaries and made appropriate adjustments based on competitive market salary levels as shown in the table below. Based on the analysis and peer benchmarking conducted by Matthews Young, the resulting 2014 base salaries for all of our named executive officers shown in the table below are within a range that is competitive with the market median (±12% of the market median). Salaries for each individual named executive officer ranged from 88% to 103% of the market median (50th percentile), with an overall average for the entire group of 97% of the market median (50th percentile).

Named Executive Officer	2013 Base Salary	2014 Base Salary	Merit Increase	Market Adjustment	Promotion Increase	Total Adjustment
Edwin W. Hortman, Jr.	$455,000	$485,000	0.00%	6.59%	0.00%	6.59%
Dennis J. Zember Jr.	$285,000	$285,000	0.00%	0.00%	0.00%	0.00%
Andrew B. Cheney	$350,000	$350,000	0.00%	0.00%	0.00%	0.00%
Jon S. Edwards	$210,000	$220,000	0.00%	4.76%	0.00%	4.76%
Stephen A. Melton	$260,000	$260,000	0.00%	0.00%	0.00%	0.00%
Totals for All Named Executive Officers	$1,560,000	$1,600,000				2.56%

Annual Incentives

Historically, annual cash incentives were provided to the executive officers through the Company’s Annual Incentive Compensation Plan (the “AIP”). Due to the economic downturn and the Company’s participation in 2008 in the U.S. Department of the Treasury’s Troubled Asset Relief Program, no plan-based incentives were offered to executives from 2007 through 2011. In 2013, and again in 2014, a discretionary cash bonus was paid to each of the named executives based on both individual and Company performance. The Compensation Committee believes a formalized plan with well-defined and clearly communicated objectives strengthens the link between performance and compensation, and the Compensation Committee is working to design such a plan.

Long-Term Equity Awards

The Compensation Committee believes that the Company’s executive compensation program should include a significant equity-based component because this best aligns the interests of our executives with those of the Company’s shareholders. For purposes of retention, the Compensation Committee believes that the equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company.

The Company’s employees, non-employee directors and consultants and advisors who perform services for the Company and its subsidiaries may participate in the Company’s shareholder-approved 2014 Omnibus Equity Compensation Plan (the “2014 Plan”), which was set forth as Appendix A to the Company’s Definitive Proxy Statement for the Company’s 2014 annual meeting of shareholders. Awards may be granted under the 2014 Plan from time to time and may be in the form of stock options, stock units, stock awards, stock appreciation rights and other stock-based awards.

The 2014 Plan is administered by the Compensation Committee, which selects eligible participants and determines the type, size, terms and conditions and duration of all individual awards. Awards may be made under the 2014 Plan until its termination date of May 28, 2024, unless the 2014 Plan is terminated earlier by the Board or the Compensation Committee or is extended by the Board or the Compensation Committee with the approval of the Company’s shareholders.

Prior to the adoption of the 2014 Plan, equity awards were granted pursuant to the 2005 Omnibus Stock Ownership and Long-Term Incentive Plan, which, along with the Company’s 1997 Omnibus Stock Ownership and Long-Term Incentive Plan, is operative now only with respect to the vesting of restricted stock grants or the exercise of options that remain outstanding under such plan.

The Compensation Committee carefully considers the following factors when determining the type and amount of equity to award:

•	prior awards issued to the executive officer;

•	the current amount and intrinsic value of unvested equity held by the executive officer;

•	current number of shares owned by the executive officer;

•	proportion of total compensation on an annual basis consisting of equity awards; and

•	market data on the median level of equity awarded to comparable positions.

Equity awards provided to our named executive officers have historically consisted of annual awards of incentive stock options, restricted stock grants or a blend of both. Vesting schedules applied to these awards ranged from three- to five-year periods. Between 2005, 2007, 2009, and 2013 all equity awards to our named executive officers were granted with performance conditions applied in addition to time-based requirements. The intent of applying performance vesting provisions was two-fold – first to increase the ability to drive performance with equity awards beyond the innate performance nature of equity, and second, to provide the Company with the ability to reverse the expense associated with certain equity grants should performance goals not be achieved. The drawback of the approach is that performance-vesting on all equity awards leads to the possible risk of the officers holding no actively vesting awards and thereby leaving nothing of value behind should they choose to voluntarily resign from the organization. In such event, the equity grants lose all possible retention value.

In 2014, we continued our use of time and performance vesting restricted stock to maintain the balance of short-term and long-term compensation in our executive compensation program.

The levels of the awards provided to each named executive officer were based on a compensation analysis conducted by Matthews Young and were targeted to provide equity levels comparable to peers at the market median for these positions.

In addition to the equity awards granted to our named executive officers, based on favorable 2014 performance results relative to objectives, previously granted equity awards vested at 100%.

Perquisites

The Company provided a company car and club membership in 2014 to certain executive officers. The aggregate cost of all perquisites for all of our named executive officers was approximately $132,425. No individual named executive officer received a total value of perquisites in excess of $63,788 during 2014. Additional details on perquisites are provided in a supplementary table to the Summary Compensation Table included in this Proxy Statement.

We view certain perquisites as being beneficial to the Company, in addition to being directly compensatory to the executive officers. For example, the club memberships are regularly used in the general course of our business, such as for business meetings and entertaining. Company cars provided to executive officers are used primarily for business purposes. In addition, these perquisites, as a minor expense to the Company, provide a useful benefit in our efforts to recruit, attract and retain top executive talent.

Retirement Benefits

On November 7, 2012, the Bank and certain executive officers and other employees of the Bank and the Company entered into Supplemental Executive Retirement Agreements (the “Retirement Agreements”), the purpose of which is to provide a select group of employees who are expected to contribute significantly to the future business success of the Company and the Bank with supplemental retirement income and death benefits. Such benefits are meant to retain quality executive talent over a long period of time, which is required in order to execute long term strategy. Each Retirement Agreement provides for the payment of an annual retirement benefit, payable in monthly installments, commencing when the employee reaches age 65, provided that the employee is then employed by the Bank. Included among the officers entering into a Retirement Agreement were three named executive officers, each of whom is to receive annual retirement benefits under his or her respective Retirement Agreement as follows: (i) Edwin W. Hortman, Jr., $250,000 for 10 years; (ii) Dennis J. Zember Jr., $200,000 for 15 years; and (iii) Jon S. Edwards, $100,000 for 15 years.

Each Retirement Agreement provides for a reduced benefit in the event that the employee terminates his or her employment prior to reaching age 65. If the termination is voluntary and without “good reason,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 years commencing at age 65; however, Mr. Hortman does not become vested in this benefit until after the five-year anniversary of the date of his Retirement Agreement, and each of Messrs. Zember and Edwards does not become vested in this benefit until after the 10-year anniversary of the date of his Retirement Agreement. If the termination of employment is involuntary and without “cause,” as defined in the Retirement Agreements (with reference to that term as defined in any employment agreement between the employee and the Company), or is voluntary but with good reason, then the termination benefit is equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of 10 years commencing at age 65, without a time-vesting precondition. If the employee is terminated for cause at any time, then all remaining benefits under his or her Retirement Agreement will be forfeited.

Each Retirement Agreement also provides that if the applicable employee dies prior to reaching age 65, then the annual retirement benefit amount set forth above will be payable in monthly installments to the employee’s beneficiary for a period of years, commencing upon the employee’s death. In addition, if the employee becomes disabled prior to reaching age 65, then the employee will be entitled to a benefit equal to the liability balance then accrued in the Company’s accounting records for the employee, to be paid out in monthly installments ratably over a period of five years commencing at the time of disability. The Retirement Agreement with Mr. Hortman further provides that, following a “change in control” (defined to mean a change in the ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Bank, as provided in Section 409A of the IRC), Mr. Hortman will be entitled to receive the annual retirement benefit amount set forth above in monthly installments for a period of 10 years commencing at age 65, without regard to whether he continues to be employed by the Bank until reaching age 65.

Executive officers are also eligible to participate in our 401(k) and profit sharing retirement plan, which is a Company-wide, tax-qualified retirement plan. The intent of this plan is to provide all employees with a tax-advantaged savings opportunity for retirement. We sponsor this plan to help employees in all levels of the Company save and accumulate assets for use during their retirement. As required, eligible pay under this plan is capped at annual limits in the IRC. The Company offers a discretionary match to employee contributions based upon the performance of the Company and subject to the approval of the Board. Company contributions to the 401(k) and profit sharing plan vest in equal annual installments over a five-year period.

In addition, we also provide our employees with an employee stock purchase plan, which provides the employee with the opportunity to purchase shares of Common Stock via payroll deduction. The minimum purchase is $50, and the plan does not provide discounts or look-back features. The plan covers the administrative costs involved in the purchase of the stock.

Health and Welfare Plans

The named executive officers are eligible to participate in Company-sponsored benefit plans on the same terms and conditions as those generally provided to salaried employees. Basic health benefits, dental benefits and similar programs are provided to make certain that access to healthcare and income protection is available to our employees and their family members. Health benefits also include a Section 125 plan or a health savings account to provide for pre-tax deferral for non-reimbursable health expenses. The cost of Company-sponsored benefit plans is negotiated with the providers of such benefits, and the executive officers contribute to the cost of the benefits.

Total Compensation

The allocation of total compensation between base salary, annual bonus, long-term (equity) compensation and other compensation is based on a variety of factors. The Compensation Committee considers a combination of the executive’s performance, the performance of the Company and the individual business or corporate function for which the executive is responsible, the nature and importance of the position and the executive’s role within the Company. In 2014, the total compensation of our named executive officers increased 17.7%. The total compensation reflected the continued improving economic environment and the performance of the executives and the Company in 2014. Cash compensation (the sum of base salary, cash bonus, annual cash incentives and “other compensation”) increased 23.5% in 2014. As discussed above, equity compensation continues to be a significant element of total compensation, primarily in the form of restricted stock.

The following chart presents the actual pay mix results from 2012 through 2014 for each of our named executive officers. As discussed above, our compensation philosophy is to maintain a significant equity-based component as a part of our executive compensation program because this best aligns the interests of our executives with those of our shareholders. For purposes of retention, the Compensation Committee believes that equity-based compensation should have meaningful conditions to encourage valued employees to remain with the Company. In 2014, the Compensation Committee awarded equity grants to maintain the alignment of our executive compensation levels with the Company’s compensation philosophy and maintain market competitive levels of equity and total compensation.

Stock Ownership Requirements

To further ensure that the long-term interests of the Company’s senior management are aligned with those of the Company’s shareholders, the named executive officers, as well as the Company’s directors and other officers, are required by the Company’s stock ownership guidelines to acquire and maintain a specified investment in the Company. Our current guidelines require our directors to own 10,000 shares of stock, with a five-year period provided to attain this level of ownership. (Directors serving at the time this ownership requirement was increased to 10,000 shares were given an additional year, to July 1, 2016, to achieve the required ownership level.) We require our named executive officers to own stock with a book value (determined as of the end of the first quarter of each year) equivalent to three times the executive’s base salary. Newly hired or promoted executives are provided a five-year timeframe to meet this ownership requirement. During the annual review conducted in June 2014, it was determined that all requirements of ownership were satisfied at that time consistent with the applicable periods to achieve the required ownership levels.

Insider Trading Policy

The Board has adopted an insider trading policy statement. The provisions of this policy expressly prohibit directors, officers and other employees from trading, either directly or indirectly, in securities of the Company after becoming aware of material nonpublic information related to the Company. To further ensure adherence with this policy, guidelines have been established for blackout periods and for appropriate disclosure of internal information to external parties. The insider trading policy provides guidance as to what constitutes material information and when information becomes public. The insider trading policy addresses transactions by family members and under Company plans, as well as other transactions which may be prohibited, such as short-term trading, short sales, publicly trading in options, hedging transactions, margin purchases and post-termination transactions. The policy discusses the consequences of an insider trading violation, additional trading restrictions and certain reporting requirements applicable to directors, officers and designated key employees. The policy requires all senior officers, including all named executive officers, to provide written certification of their understanding of, and intent to comply with, the policy.

Policy on Stock Options Repricing

Stock options are granted at the fair market value of a share of Common Stock on the date of grant and are not subject to repricing.

Policy on Timing of Stock Option Awards

The timing of stock awards under an established plan must be consistent with program guidelines. In every instance, the Board will approve any stock award prior to the granting of such an award. Stock option awards must be approved by the Board and should always be dated subsequent to the date of Board approval.

Tax Deductibility of Executive Officer Compensation

Section 162(m) of the IRC generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s Chief Executive Officer and the four other most highly compensated executive officers. In connection with the compensation of our named executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to our named executive officers. The Compensation Committee gives strong consideration to the deductibility of compensation in making its compensation decisions for executive officers, while balancing the goal of maintaining an executive compensation program that will enable the Company to attract and retain qualified executives with the goal of maximizing the creation of long-term shareholder value. To date, this provision has had no effect on the Company because no officer of the Company has received the threshold level of applicable remuneration in any year. In addition, the Compensation Committee believes that compensation earned for 2014 does not exceed the deductibility limitations on non-excluded compensation to our named executive officers.

Employment Agreements

We currently maintain an employment agreement with each of our named executive officers. The employment agreements provide for the payment of severance to the executive upon a termination of employment by the executive for “good reason” (as defined in the employment agreements) or by the Company without “cause” (as defined in the employment agreements). We do not maintain a separate severance plan for our named executive officers. Severance benefits for our named executive officers are limited to those set forth in the executive’s employment agreement, and, if applicable, the executive’s Retirement Agreement.

The employment agreements provide that if (i) the severance payments payable in connection with termination of employment would result in the imposition of an excise tax under Section 4999 of the IRC and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced so that the excise tax would not be incurred, then the Company shall reduce such payments to avoid the imposition of such excise tax.

Set forth below are the general terms and conditions of each employment agreement applicable to our named executive officers.

General Employment Agreement Provisions

All employment agreements limit severance benefits to a termination of employment by the executive for good reason or by the Company without cause. The following summarizes the definition of good reason as set forth in the employment agreements:

•	a material reduction in the executive’s authority, duties or responsibilities;

•

requiring the executive to materially change the geographic location from which the executive regularly performs his or her duties and services to the Company (not including a change in location which is closer to the executive’s home); or

•	a material breach by the Company of the executive’s employment agreement.

The following summarizes the definition of cause as set forth in the employment agreements:

•	the executive’s willful and continued failure to perform his or her duties;

•	the executive’s willful misconduct or gross negligence in connection with the performance of his or her duties or the Company’s business;

•	the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against the Company;

•	the executive’s willful act which constitutes a material breach of his or her fiduciary duties to the Company;

•	the executive’s material breach of his or her employment agreement; or

•

any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of the Company pursuant to an order by any banking regulatory agency.

Each employment agreement provides that the Company, in accordance with the policies and procedures of the Compensation Committee, will review each executive’s total compensation at least annually and may increase (but not decrease) the executive’s annual salary from the minimum amount set forth in the executive’s employment agreement. Additionally, each agreement specifies term, position and duties, salary and incentive eligibility, benefits, perquisites, expense reimbursement and vacation. In addition, each agreement includes non-compete and non-solicit covenants. Following are certain details with respect to each agreement.

Individual Employment Agreement Provisions

Edwin W. Hortman, Jr. – President and Chief Executive Officer

The Company entered into an executive employment agreement with Mr. Hortman effective as of December 15, 2014 (the “Hortman Employment Agreement”), replacing Mr. Hortman’s prior employment agreement with the Company and pursuant to which Mr. Hortman agreed to serve as President and Chief Executive Officer of the Company and as Chief Executive Officer of the Bank for a continuously (on a daily basis) renewing, three-year period until such time as either party gives written notice to the other party not to extend the term of the Hortman Employment Agreement beyond the date that is three years after the date specified in such notice. The Hortman Employment Agreement provides that Mr. Hortman will receive a minimum base salary of $485,000.

In addition, the Hortman Employment Agreement provides that Mr. Hortman is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Hortman Employment Agreement further provides that, in the event of termination of Mr. Hortman’s employment by the Company without cause or by Mr. Hortman for good reason, the Company will pay to Mr. Hortman, in addition to certain accrued but unpaid amounts, (i) an amount equal to three times the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Hortman’s employment on account of his death or disability, the Company will pay to Mr. Hortman (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred based on the achievement of applicable performance goals.

The Hortman Employment Agreement also includes certain restrictive covenants that limit Mr. Hortman’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to three years after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

Dennis J. Zember Jr. – Executive Vice President and Chief Financial Officer

The Company entered into an executive employment agreement with Mr. Zember effective as of December 15, 2014 (the “Zember Employment Agreement”), replacing Mr. Zember’s prior employment agreement with the Company and pursuant to which Mr. Zember agreed to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank. The Zember Employment Agreement has an initial term of two years, which initial term is automatically renewed for additional consecutive two-year terms unless timely notice of non-renewal is given by either the Company or Mr. Zember. The Zember Employment Agreement provides that Mr. Zember will receive a minimum base salary of $285,000.

In addition, the Zember Employment Agreement provides that Mr. Zember is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Zember Employment Agreement further provides that, in the event of termination of Mr. Zember’s employment by the Company without cause or by Mr. Zember for good reason, the Company will pay to Mr. Zember, in addition to certain accrued but unpaid amounts, (i) an amount equal to two times the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Zember’s employment on account of his death or disability, the Company will pay to Mr. Zember (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

The Zember Employment Agreement also includes certain restrictive covenants that limit Mr. Zember’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

Andrew B. Cheney – Executive Vice President, Chief Operating Officer and Banking Group President

The Company entered into an executive employment agreement with Mr. Cheney effective as of December 15, 2014 (the “Cheney Employment Agreement”), replacing Mr. Cheney’s prior employment agreement with the Company and pursuant to which Mr. Cheney agreed to serve as Executive Vice President, Chief Operating Officer and Banking Group President of the Company and as President and Chief Operating Officer of the Bank. The Cheney Employment Agreement has an initial term of two years, which initial term is automatically renewed for additional consecutive two-year terms unless timely notice of non-renewal is given by either the Company or Mr. Cheney. The Cheney Employment Agreement provides that Mr. Cheney will receive a minimum base salary of $350,000.

In addition, the Cheney Employment Agreement provides that Mr. Cheney is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Cheney Employment Agreement further provides that, in the event of termination of Mr. Cheney’s employment by the Company without cause or by Mr. Cheney for good reason, the Company will pay to Mr. Cheney, in addition to certain accrued but unpaid amounts, (i) an amount equal to two times the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Cheney’s employment on account of his death or disability, the Company will pay to Mr. Cheney (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

The Cheney Employment Agreement also includes certain restrictive covenants that limit Mr. Cheney’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to two years after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

Stephen A. Melton – Executive Vice President and Chief Risk Officer

The Company entered into an executive employment agreement with Mr. Melton effective as of December 15, 2014 (the “Melton Employment Agreement”), pursuant to which Mr. Melton agreed to serve as Executive Vice President and Chief Risk Officer of the Company and the Bank. The Melton Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Melton. The Melton Employment Agreement provides that Mr. Melton will receive a minimum base salary of $260,000.

In addition, the Melton Employment Agreement provides that Mr. Melton is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Melton Employment Agreement further provides that, in the event of termination of Mr. Melton’s employment by the Company without cause or by Mr. Melton for good reason, the Company will pay to Mr. Melton, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Melton’s employment on account of his death or disability, the Company will pay to Mr. Melton (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

The Melton Employment Agreement also includes certain restrictive covenants that limit Mr. Melton’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

Jon S. Edwards – Executive Vice President and Chief Credit Officer

The Company entered into an executive employment agreement with Mr. Edwards effective as of December 15, 2014 (the “Edwards Employment Agreement”), replacing Mr. Edwards’s prior employment agreement with the Company and pursuant to which Mr. Edwards agreed to serve as Executive Vice President and Chief Credit Officer of the Company and the Bank. The Edwards Employment Agreement has an initial term of one year, which initial term is automatically renewed for additional consecutive one-year terms unless timely notice of non-renewal is given by either the Company or Mr. Edwards. The Edwards Employment Agreement provides that Mr. Edwards will receive a minimum base salary of $220,000.

In addition, the Edwards Employment Agreement provides that Mr. Edwards is entitled to participate, as determined by the Compensation Committee, in all incentive plans of the Company (including short-term and long-term incentive plans and equity compensation plans) and in all employee benefit plans, practices, policies and programs provided by the Company applicable to its senior executives generally. The Edwards Employment Agreement further provides that, in the event of termination of Mr. Edwards’s employment by the Company without cause or by Mr. Edwards for good reason, the Company will pay to Mr. Edwards, in addition to certain accrued but unpaid amounts, (i) an amount equal to the sum of his salary and his highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding his date of termination; (ii) a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals; and (iii) reimbursement for any monthly COBRA premium paid for a period of as many as 18 months. In the event of termination of Mr. Edwards’s employment on account of his death or disability, the Company will pay to Mr. Edwards (or his estate or beneficiaries), in addition to certain accrued but unpaid amounts, a pro-rata portion of the cash bonus, if any, that he would have earned for the fiscal year during which his termination occurred, based on the achievement of applicable performance goals.

The Edwards Employment Agreement also includes certain restrictive covenants that limit Mr. Edwards’s ability to compete with the Company and to solicit, or attempt to solicit, certain customers and any employee of the Company and its subsidiaries and affiliates for a period of up to one year after termination or to divulge certain confidential information concerning the Company for any purpose other than as necessary in performance of his duties to the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee:

J. Raymond Fulp (Chairman)
Leo J. Hill
Daniel B. Jeter
Robert P. Lynch
William H. Stern
Jimmy D. Veal

SUMMARY COMPENSATION AND OTHER TABLES

Summary Compensation Table

The Summary Compensation Table below sets forth the total compensation awarded to, earned by or paid to our named executive officers for 2012, 2013 and 2014.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(2)	Total
Edwin W. Hortman, Jr.,	2014	$485,000	$388,000	$225,859	$0	$0	$288,557	$63,788	$1,451,204
President and Chief Executive Officer	2013	$455,000	$200,000	$199,175	$0	$0	$257,444	$57,830	$1,169,449
	2012	$455,000	$125,000	$227,495	$0	$0	$38,052	$41,651	$887,198

Dennis J. Zember Jr.,	2014	$285,000	$185,000	$175,076	$0	$0	$33,638	$9,080	$687,794
Executive Vice President	2013	$283,542	$100,000	$151,630	$0	$0	$29,366	$4,969	$569,507
and Chief Financial Officer	2012	$250,000	$75,000	$124,925	$0	$0	$5,082	$4,626	$459,633

Andrew B. Cheney,	2014	$350,000	$225,000	$200,099	$0	$0	$0	$30,084	$805,183
Executive Vice President,	2013	$347,917	$200,000	$183,755	$0	$0	$0	$23,660	$755,332
Banking Group President and Chief Operating Officer	2012	$300,000	$125,000	$149,910	$0	$0	$0	$21,911	$596,821

Jon S. Edwards,	2014	$220,000	$125,000	$100,050	$0	$0	$40,529	$14,337	$499,916
Executive Vice President,	2013	$209,583	$50,000	$124,645	$0	$0	$35,115	$11,465	$430,808
Chief Credit Officer and Director of Credit Administration	2012	$200,000	$50,000	$99,940	$0	$0	$6,389	$8,173	$364,502

Stephen A. Melton,	2014	$260,000	$145,000	$100,050	$0	$0	$0	$15,136	$520,186
Executive Vice President	2013	$259,375	$50,000	$119,505	$0	$0	$0	$11,611	$440,491
and Chief Risk Officer	2012	$245,000	$40,000	$52,600	$0	$0	$0	$12,530	$350,130

(1)

Represents the aggregate grant date fair values of the awards. Grants were made in the form of restricted stock, with the awards fully vesting after a four-year period, with the exception of $25,760 of Mr. Hortman’s shares, which vested immediately. See the Grants of Plan-Based Awards table for more detail on vesting.

(2)	Details on the amounts reported for “All Other Compensation” in 2014 are set forth in the following supplementary table:

Details on All Other Compensation Reported in the Summary Compensation Table for 2014

Named Executive Officer	Auto Provision(a)	Country Club Membership and Dues	Director Fees(b)	Dividends	Employer 401(k) Match	Life Insurance
Edwin W. Hortman, Jr.	$1,394	$2,236	$43,750	$6,232	$7,800	$2,376
Dennis J. Zember Jr.	—	$4,502	—	$4,038	—	$540
Andrew B. Cheney	$2,738	$12,198	—	$4,972	$7,800	$2,376
Jon S. Edwards	—	$2,620	—	$3,089	$7,800	$828
Stephen A. Melton	$9,954	—	—	$2,806	—	$2,376

(a)	Amounts reported in the table reflect the personal-use levels of this perquisite.
(b)

Reflects annual cash fees for board service. Additional information regarding fees provided for board responsibilities is set forth in the section of this Proxy Statement entitled “Compensation of Directors.”

Grants of Plan-Based Awards

The Grants of Plan-Based Awards Table below sets forth the total number of equity awards granted in 2014 and the grant date fair values of those awards. The Grants of Plan-Based Awards Table should be read in conjunction with the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Edwin W. Hortman, Jr.	1/21/2014	—	—	—	—	—	—	9,524	—	—	$200,099
	12/16/2014	—	—	—	—	—	—	1,000	—	—	$25,760
Dennis J. Zember Jr.	1/21/2014	—	—	—	—	—	—	8,333	—	—	$175,076
Andrew B. Cheney	1/21/2014	—	—	—	—	—	—	9,524	—	—	$200,099
Jon S. Edwards	1/21/2014	—	—	—	—	—	—	4,762	—	—	$100,050
Stephen A. Melton	1/21/2014	—	—	—	—	—	—	4,762	—	—	$100,050

(1)

Amounts granted pursuant to the Company’s 2005 Omnibus Stock Ownership and Long-Term Incentive Plan and the Company’s 2014 Omnibus Equity Compensation Plan as described in the Compensation Discussion and Analysis included in this Proxy Statement. Assumptions used to calculate fair market value are provided in Note 18 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End table below sets forth information regarding the outstanding equity awards held by the named executive officers at December 31, 2014. The value of stock awards is based on $25.64, the reported closing price of one share of Common Stock on December 31, 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested	Date Equity Fully Vests
Edwin W. Hortman, Jr.	7,608	0	11,412	$17.51	6/28/2015					1/31/2010	(1)
	20,563	0	0	$22.23	6/13/2017
	25,703	0	0	$14.76	2/19/2018
	15,422	0	0	$7.47	1/20/2019
						20,000	$512,800			2/15/2015	(2)
						17,300	$443,572			3/20/2016	(2)
						15,500	$397,420			1/15/2016	(3)
						9,524	$244,195			2/15/2017	(3)
Dennis J. Zember Jr.	12,338	0	0	$16.42	2/15/2015
	5,141	0	7,711	$17.51	6/28/2015					1/31/2010	(1)
	514	0	2,056	$20.19	5/16/2016					1/31/2011	(4)
	12,338	0	0	$22.23	6/13/2017
	7,711	0	0	$14.76	2/19/2018
	15,422	0	0	$7.47	1/20/2019
						10,750	$275,630			2/15/2015	(2)
						9,500	$243,580			3/20/2016	(2)
						11,800	$302,552			1/15/2016	(3)
						8,333	$213,658			2/15/2017	(3)
Andrew B. Cheney	8,225	0	2,056	$5.55	2/17/2019
						14,500	$371,780			2/15/2015	(2)
						11,400	$292,296			3/20/2016	(2)
						14,300	$366,652			1/15/2016	(3)
						9,524	$244,195			2/15/2017	(3)
Jon S. Edwards	2,056	0	3,084	$17.51	6/28/2015					1/31/2010	(1)
	823	0	3,290	$20.19	5/16/2016					1/31/2011	(5)
	8,225	0	0	$22.23	6/13/2017
	5,141	0	0	$14.76	2/19/2018
						8,825	$226,273			2/15/2015	(2)
						7,600	$194,864			3/20/2016	(2)
						9,700	$248,708			1/15/2016	(3)
						4,762	$122,098			2/15/2017	(3)
Stephen A. Melton								10,000	$211,100	1/31/2012	(6)
						4,000	$102,560			3/20/2016	(2)
						9,300	$238,452			1/15/2016	(3)
						4,762	$122,098			2/15/2017	(3)

(1)

Options vest in five equal installments with the initial tranche vesting on January 31, 2006 based on the achievement of an established performance goal for fiscal 2005. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.

(2)	Restricted stock fully vests after four years.
(3)	Restricted stock fully vests after three years.
(4)	Options vest in equal annual installments over a five-year period.

(5)

Options vest in five equal installments with the initial tranche vesting on January 31, 2007 based on the achievement of an established performance goal for fiscal 2006. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Should any single year tranche fail to vest due to a failure to meet the performance goal for that year, the foregoing award may vest in the final year if the final year’s goal is attained.

(6)

Options or restricted shares vest in three equal installments with the initial tranche vesting on January 31, 2013 based on the achievement of established performance goals for fiscal 2012. Additional tranches vest on each following 12-month anniversary based on the achievement of established performance goals for the most recently-completed fiscal year prior to that date. Performance goals for each tranche will be set by the Board and will consist of both quantitative and qualitative criteria customized to the employee.

Option Exercises and Stock Vested

The Option Exercises and Stock Vested Table below reflects stock options actually exercised by each of our named executive officers during 2014 and restricted stock vesting during fiscal year 2014.

Name	Option Awards			Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Edwin W. Hortman, Jr.	4,800	$26,016	(1)	22,000	$424,200	(3)
Dennis J. Zember Jr.	—	$—		11,300	$228,260	(3)
Andrew B. Cheney	—	$—		14,000	$283,340	(4)
Jon S. Edwards	1,850	$12,210	(2)	7,250	$146,450	(3)

(1)

Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of $20.72 for one share of Common Stock on May 13, 2014 and the option awards’ exercise price of $15.30 for one share of Common Stock.

(2)

Reflects the difference, for the aggregate number of shares acquired on exercise, between the closing price of $21.90 for one share of Common Stock on April 28, 2014 and the option awards’ exercise price of $15.30 for one share of Common Stock

(3)	Reflects the value of shares at the closing price of $20.20 for one share of Common Stock on February 21, 2014.
(4)

Reflects the value of 2,000 shares at the closing price of $20.47 for one share of Common Stock on January 31, 2014 and 12,000 shares at the closing price of $20.20 for one share of Common Stock on February 21, 2014.

Pension Benefits

The Pension Benefits table below provides information regarding the Retirement Agreements in effect during 2014.

Name	Plan Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year
Edwin W. Hortman, Jr.	SERP Agreement 11-7-12	2	$584,053	$0
Dennis J. Zember Jr.	SERP Agreement 11-7-12	2	$68,086	$0
Jon S. Edwards	SERP Agreement 11-7-12	2	$82,033	$0

(1)	Each SERP agreement was entered into on November 7, 2012, and the number of years credited service began on that date.
(2)	Present value amounts represent the current liability included in the Company’s accounting records for each of the named executive officers under his respective SERP agreement.

Nonqualified Deferred Compensation

The Company does not maintain for the named executive officers a defined contribution or other plan providing for the deferral of compensation on a nonqualified basis.

Potential Payments Upon Termination or Change in Control

The following discussion presents the potential payments for each named executive officer upon a termination of employment or change in control. Pursuant to applicable SEC rules, the analysis contained in this discussion does not consider or include payments made to a named executive officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of named executive officers of the Company and that are available generally to all salaried employees. The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Among other factors that could affect these amounts are the timing during the year of any such event and our stock price.

In accordance with applicable SEC rules, the following discussion assumes that: (i) the termination event in question occurred on December 31, 2014; and (ii) with respect to calculations based on our stock price, the applicable price is $25.64, which is the reported closing price of one share of Common Stock on December 31, 2014.

The employment agreements between the Company and all of the named executive officers require the Company to make certain severance payments and provide severance benefits to the applicable executive upon the termination of the executive’s employment with the Company by the executive for “good reason” or by the Company without “cause.” The employment agreements between the Company and all of the named executive officers also require that, upon the termination of an executive by reason of the executive’s death or disability, the Company pay to the applicable executive a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals. There are no severance payments otherwise required under the employment agreements, including in connection with voluntary termination/early retirement or involuntary termination for cause.

However, the Retirement Agreements provide for potential payments to certain of the named executive officers upon a termination of their employment. These payments are discussed in greater detail in the section of this Proxy Statement entitled “Retirement Benefits.”

For purposes of the employment agreements, “good reason” is generally defined to mean that the executive has determined in good faith that one or more of the following events has occurred:

•	a material reduction in the executive’s authority, duties or responsibilities;

•

the executive has been required to materially change the geographic location from which the executive regularly performs his or her duties and services to the Company (not including a change in location which is closer to the executive’s home); or

•	a material breach by the Company of the executive’s employment agreement.

For purposes of the employment agreements, “cause” is generally defined as:

•	the executive’s willful and continued failure to perform his or her duties;

•	the executive’s willful misconduct or gross negligence in connection with the performance of the executive’s duties or the Company’s business;

•	the executive’s habitual substance abuse, conviction for a felony or crime of moral turpitude or willful theft, embezzlement or similar act of dishonesty against the Company;

•	a willful act by the executive which constitutes a material breach of his or her fiduciary duties to the Company;

•	the executive’s material breach of his or her employment agreement; or

•

any other conduct by the executive resulting in the permanent removal of the executive from his or her position as an officer or employee of the Company pursuant to an order by any banking regulatory agency.

If a named executive officer terminates his or her employment under the executive’s employment agreement for “good reason” or if the executive’s employment is terminated by the Company without “cause,” then the executive will receive the following:

•

a lump sum amount equal to one times (in the case of Messrs. Edwards and Melton), two times (in the case of Messrs. Cheney and Zember) or three times (in the case of Mr. Hortman) the sum of the executive’s salary and the executive’s highest cash bonus earned with respect to any fiscal year within the three most recently completed fiscal years immediately preceding the executive’s date of termination;

•

a pro-rata portion of the cash bonus, if any, that the executive would have earned for the fiscal year during which the executive’s termination occurred, based on the achievement of applicable performance goals; and

•	reimbursement for any monthly COBRA premium paid for a period of as many as 18 months.

In addition, pursuant to the 2005 Plan, in the event an executive terminates his or her employment with the Company for “good reason” (as defined in the 2005 Plan), or is terminated by the Company other than for “cause”, death or disability, in each case, within 12 months after the date of a “change of control” (as defined in the 2005 Plan), such executive’s equity awards granted under the 2005 Plan will become fully vested and, in the case of options, fully exercisable. Under the 2014 Plan, equity awards automatically become fully vested and, in the case of options, fully exercisable upon death, disability or the occurrence of a “change of control” (as defined in the 2014 Plan).

The foregoing payments and benefits may be subject to reduction under the named executive officers’ employment agreements in connection with certain tax matters. Those agreements provide that if (i) the severance payable to the executive would be subject to the excise tax imposed under Section 4999 of the IRC and (ii) the after-tax amount retained by the executive after taking into account the excise tax would have a lesser aggregate value than the after-tax amount retained by the executive if the total payments were reduced to avoid the imposition of such tax, then such benefit payments shall be reduced to be the largest amounts that will result in no portion of the benefit payments being subject to the tax imposed by Section 4999. For purposes of Section 409A of the IRC, all of the named executive officers’ employment agreements are structured to be in compliance with payment timing and other relevant requirements.

The estimated severance benefits payable to each of the named executive officers, based upon a hypothetical termination of each named executive officer on December 31, 2014, are presented in the following table. The following table also sets forth the benefits payable to each of the named executive officers following a change of control of the Company. The amounts include cash, equity, welfare benefits and retirement benefits.

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control(1)	Death	Disability
Edwin W. Hortman, Jr.
Base Salary	$1,455,000	$—	$—	$—	$—
Cash Bonus	600,000	—	—	—	—
Pro-Rata Bonus	388,000	—	—	388,000	388,000
SERP	584,053	—	2,500,000	2,500,000	584,053
Intrinsic Value of Unvested Stock Options(2)	—	—	—	—	—
Intrinsic Value of Unvested Restricted Stock(2)	—	—	1,597,987	—	—
Health and Welfare Benefits(3)	12,326	—	—	—	—

Total Benefit	$3,039,379	$—	$4,097,987	$2,888,000	$972,053

Dennis J. Zember Jr.
Base Salary	$570,000	$—	$—	$—	$—
Cash Bonus	200,000	—	—	—	—
Pro-Rata Bonus	185,000	—	—	185,000	185,000
SERP	68,086	—	—	3,000,000	68,086
Intrinsic Value of Unvested Stock Options(2)	—	—	—	—	—
Intrinsic Value of Unvested Restricted Stock(2)	—	—	1,035,420	—	—
Health and Welfare Benefits(3)	6,092	—	—	—	—

Total Benefit	$1,029,178	$—	$1,035,420	$3,185,000	$253,086

Andrew B. Cheney
Base Salary	$700,000	$—	$—	$—	$—
Cash Bonus	400,000	—	—	—	—
Pro-Rata Bonus	225,000	—	—	225,000	225,000
SERP	—	—	—	—	—
Intrinsic Value of Unvested Stock Options(2)	—	—	41,305	—	—
Intrinsic Value of Unvested Restricted Stock(2)	—	—	1,274,923	—	—
Health and Welfare Benefits(3)	12,326	—	—	—	—

Total Benefit	$1,337,326	$—	$1,316,228	$225,000	$225,000

Jon S. Edwards
Base Salary	$220,000	$—	$—	$—	$—
Cash Bonus	50,000	—	—	—	—
Pro-Rata Bonus	125,000	—	—	125,000	125,000
SERP	82,033	—	—	1,500,000	82,033
Intrinsic Value of Unvested Stock Options(2)	—	—	—	—	—
Intrinsic Value of Unvested Restricted Stock(2)	—	—	791,943	—	—
Health and Welfare Benefits(3)	8,209	—	—	—	—

Total Benefit	$485,242	$—	$791,943	$1,625,000	$207,033

Compensation and Benefits Payable Upon Termination	Voluntary With Good Reason or Involuntary Without Cause	Voluntary or Involuntary For Cause	Change of Control(1)	Death	Disability
Stephen A. Melton
Base Salary	$260,000	$—	$—	$—	$—
Cash Bonus	50,000	—	—	—	—
Pro-Rata Bonus	145,000	—	—	145,000	145,000
SERP	—	—	—	—	—
Intrinsic Value of Unvested Stock Options(2)	—	—	—	—	—
Intrinsic Value of Unvested Restricted Stock(2)	—	—	674,210	—	—
Health and Welfare Benefits(3)	15,471	—	—	—	—

Total Benefit	$470,471	$—	$674,210	$145,000	$145,000

(1)

With respect to awards granted under the 2005 Plan, assumes that a termination either for good reason or other than for cause, death or disability has occurred within 12 months following a change of control. With respect to SERP benefits and awards granted under the 2014 Plan, a termination of employment is not also required to receive the applicable benefit in the event of a change of control.

(2)

The intrinsic value of equity is based on a share price of $25.64, the closing price of the Common Stock as of December 31, 2014. The amounts presented for each named executive officer equal the total number of unvested awards that accelerate times the value of each award. Stock option value is $25.64 minus the specified exercise price of the option.

(3)	The value of health and welfare benefits is estimated based upon current premiums payable with respect to insurance coverage for each named executive officer as of December 31, 2014.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

The Board has established a separately-designated standing Audit Committee and adopted an Audit Committee Charter. The Audit Committee is comprised solely of independent directors, as defined by the listing standards of NASDAQ. The Board has determined that Mr. Sheldon is an audit committee financial expert, as defined by the rules of the SEC. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions.

As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the financial statements and the reporting process, and Crowe Horwath, the Company’s independent auditor, is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board to obtain reasonable assurance that the Company’s consolidated financial statements are free from material misstatement and for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles. The Company’s internal auditors are responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

The Audit Committee has met concerning, and has held discussions and reviewed with management, the Company’s internal auditors and Crowe Horwath, the consolidated financial statements for the fiscal year ended December 31, 2014. Management has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee discussed with Crowe Horwath the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee received the written disclosures and the letter from Crowe Horwath required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, and has discussed with Crowe Horwath its independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

Submitted by the Audit Committee:

R. Dale Ezzell
J. Raymond Fulp
Robert P. Lynch
Brooks Sheldon (Chairman)

PROPOSAL 2 – RATIFICATION OF APPOINTMENT

OF INDEPENDENT AUDITOR

The Company has appointed Crowe Horwath as its independent auditor for the current fiscal year, which ends December 31, 2015. Shareholders are being asked to ratify such appointment at the Annual Meeting. In view of the difficulty and expense involved in changing auditors on short notice, should the shareholders not ratify the selection of Crowe Horwath, it is contemplated that the appointment of Crowe Horwath for the year ending December 31, 2015 will stand unless the Board finds other compelling reasons for making a change. Disapproval by the shareholders will be considered a recommendation that the Board select other auditors for the following year.

Representatives of Crowe Horwath (our independent auditor for the current year as well as for the most recently completed year) are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions by shareholders.

Changes in Independent Auditor

In 2014, the Audit Committee conducted a selection process related to the Company’s independent auditor. On May 29, 2014, the Company selected Crowe Horwath to serve as its independent auditor beginning with fiscal year 2014 and dismissed Porter Keadle Moore, LLC (“PKM”) as its auditor. The Audit Committee and the Board participated in and approved the decision to change the Company’s independent auditor.

The audit reports of PKM on the consolidated financial statements of the Company as of December 31, 2012 and 2013 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Company’s two fiscal years ended December 31, 2012 and 2013 and the subsequent interim period from January 1, 2014 through May 29, 2014, there were no disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K, between the Company and PKM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to PKM’s satisfaction, would have caused PKM to make reference to the matter in connection with its report on the Company’s consolidated financial statements for the relevant years. Additionally, during the Company’s two fiscal years ended December 31, 2012 and 2013 and the subsequent interim period from January 1, 2014 through May 29, 2014, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

During the Company’s two fiscal years ended December 31, 2012 and December 31, 2013 and the subsequent interim period from January 1, 2014 through May 29, 2014, neither the Company, nor anyone on its behalf, consulted with Crowe Horwath regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that Crowe Horwath concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of either a disagreement (as defined in Item 304 (a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304 (a)(1)(v) of Regulation S-K).

Fees and Services

The following is a summary of the fees billed to the Company by PKM and Crowe Horwath for professional services rendered for the fiscal years ended December 31, 2014 and December 31, 2013:

	Porter Keadle Moore, LLC		Crowe Horwath LLP
Fee Category	Fiscal 2014 Fees	Fiscal 2013 Fees	Fiscal 2014 Fees	Fiscal 2013 Fees
Audit Fees(1)	$16,000	$501,557	$583,195	$—
Audit-related Fees(2)	15,775	—	2,010	—
Tax Fees(3)	—	—	—	—
All Other Fees(4)	—	—	—	—

Total Fees	$31,775	$501,557	$585,205	$—

(1)

Consists of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements, review of the interim consolidated financial statements included in quarterly reports, attestation services related to management’s assertions related to internal controls and services that are normally provided by such accountants in connection with statutory and regulatory filings or engagements.

(2)

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include consultations concerning financial accounting and reporting standards and assistance with SEC inquiries.

(3)

Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and local tax compliance and assistance with tax notices.

(4)

Consists of fees for products and services other than the services reported above. There were no fees paid to such accountants in fiscal 2014 or 2013 that are not included in the above classifications.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All services provided by Crowe Horwath are subject to pre-approval by the Audit Committee. The Audit Committee may authorize any member of the Audit Committee to approve services by Crowe Horwath in the event there is a need for such approval prior to the next full Audit Committee meeting. However, the Audit Committee must review the decisions made by such authorized member of the Audit Committee at its next scheduled meeting. Before granting any approval, the Audit Committee gives due consideration to whether approval of the proposed service will have a detrimental impact on Crowe Horwath’s independence.

The Board recommends that you vote FOR ratification of the appointment of Crowe Horwath LLP as the independent auditor of the Company. Proxies will be voted FOR ratifying this appointment unless otherwise specified.

PROPOSAL 3 – ADVISORY APPROVAL

OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, the Company’s shareholders are being asked to provide advisory approval of the 2014 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives each shareholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2015 and beyond.

In response to the voting results for the frequency of the “say-on-pay” vote at the Company’s 2012 annual meeting of shareholders, shareholders are being given the opportunity to provide a “say-on-pay” advisory vote on an annual basis. In 2014, over 17.9 million shares of Common Stock were voted on the shareholder “say on pay” resolution, and, excluding abstentions, over 98% of all votes cast were cast in favor of the executive officer compensation program described in the Company’s 2014 proxy statement.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s shareholders and designed to attract and retain the talent needed to drive shareholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2014 reflected the Company’s financial results for 2014. The Company employs an executive compensation program for its senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns senior executive compensation with the interest of the Company’s shareholders. Accordingly, shareholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material.”

The vote by the shareholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Board or the Compensation Committee or overrule or affect any previous action or decision by the Board or the Compensation Committee or any compensation previously paid or awarded. However, the Board and the Compensation Committee will take the voting results into account when determining executive compensation matters in the future.

The Board recommends that you vote FOR the approval of the compensation of the named executive officers as set forth in this Proxy Statement under Executive Compensation, including the Compensation Discussion and Analysis, the compensation tables and related material. Proxies will be voted FOR the approval of the named executive officers’ compensation unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock, as of the Record Date, by (i) directors, (ii) nominees for election as directors, (iii) named executive officers, (iv) certain other executive officers of the Company, (v) all directors and executive officers as a group and (vi) each person who, to the knowledge of the Company, is a beneficial owner of more than 5% of the outstanding Common Stock.

Name of Beneficial Owner(1)	Common Stock Beneficially Owned as of March 19, 2015(2)+	Percent of Class(3)
Wellington Management Company, LLP	2,468,338	7.67%
280 Congress Street
Boston, Massachusetts 02210
First State Investment Management (UK) Ltd	1,615,005	5.02%
23 St. Andrew Square
Edinburgh, EH2 1BB GB
William I. Bowen, Jr.(4)	4,532	*
Andrew B. Cheney(5)	90,575	*
Jon S. Edwards(6)	66,011	*
R. Dale Ezzell	29,113	*
J. Raymond Fulp	17,749	*
Leo J. Hill	9,056	*
Edwin W. Hortman, Jr.(7)	267,869	*
Daniel B. Jeter(8)	30,775	*
James A. LaHaise(9)	60,807
Cindi H. Lewis(10)	79,294	*
Robert P. Lynch(11)	186,840	*
Stephen A. Melton(12)	32,562	*
Brooks Sheldon	78,924	*
William H. Stern	9,004	*
Jimmy D. Veal(13)	87,970	*
Dennis J. Zember Jr.(14)	193,629	*
All directors and executive officers as a group (16 persons)(15)	1,244,710	3.87%

*	Less than 1%.
+	All fractional shares have been rounded up to the next whole number.
(1)	Unless otherwise noted in this table or the footnotes to this table, the address of each beneficial owner is 310 First Street, S.E., Moultrie, Georgia 31768.
(2)	Except as otherwise specified, each individual has sole and direct beneficial voting and investment power (Rule 13d-3a) with respect to all shares of Common Stock indicated.
(3)	Percentage calculated based on 32,180,498 shares of Common Stock outstanding as of the Record Date.
(4)	Includes 1,500 shares of Common Stock owned by a family trust and 400 shares of Common Stock owned by Mr. Bowen’s children.
(5)

Includes 10,281 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 44,224 shares of restricted Common Stock over which Mr. Cheney exercises voting but not investment power.

(6)

Includes 13,858 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 26,562 shares of restricted Common Stock over which Mr. Edwards exercises voting but not investment power and 12 shares of Common Stock owned by Mr. Edwards wife, with whom he shares voting and investment power.

(7)

Includes 61,686 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 52,324 shares of restricted Common Stock over which Mr. Hortman exercises voting but not investment power.

(8)	Includes 5,395 shares of Common Stock owned by a Family Trust and 511 shares of Common Stock owned jointly with Mr. Jeter’s brother.
(9)	Includes 4,500 shares of restricted Common Stock over which Mr. LaHaise exercises voting but not investment power.
(10)

Includes 21,383 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date; 19,721 shares of restricted Common Stock over which Mrs. Lewis exercises voting but not investment power; 1,229 shares of Common stock owned jointly with Mrs. Lewis’s husband; and 676 shares of Common Stock owned by Mrs. Lewis’s husband, with who Mrs. Lewis shares voting and investment power.

(11)	Includes 1,664 shares of Common Stock owned by Mr. Lynch’s wife, with whom Mr. Lynch shares voting and investment power.
(12)	Includes 32,562 shares of restricted Common Stock over which Mr. Melton exercises voting but not investment power.
(13)	Includes 26,367 shares of Common Stock owned jointly with Mr. Veal’s wife and 13,484 shares of Common Stock owned by Mr. Veal’s wife, with who he shares voting and investment power.
(14)

Includes 35,982 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, 38,633 shares of restricted Common Stock over which Mr. Zember exercises voting but not investment power and 2,076 shares of Common Stock owned by Mr. Zember’s children and with respect to which he has voting and investment power.

(15)

Includes 143,190 shares of Common Stock issuable pursuant to options exercisable within 60 days of the Record Date and 218,526 shares of restricted Common Stock over which certain members of the group exercise voting but not investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. They are also required to furnish the Company with copies of all Section 16(a) forms they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports furnished to it and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all of the Company’s officers, directors and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that a Form 4 filing for Mr. Sheldon due on May 8, 2014 was not completed until May 12, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company and the Bank have engaged in, and in the future expect to engage in, banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their family members and associates, including corporations, partnerships and other organizations in which such directors and officers have an interest. The Company and the Audit Committee review all relationships and transactions in which the Company and such related persons are participants, including such banking transactions, on a case-by-case basis. In performing such review, consideration is given to (i) the nature of the related person’s interest in the transaction, (ii) the material terms of the transaction, (iii) the significance of the transaction to the related person or the Company, and (iv) other matters deemed appropriate. Company policy prohibits the making of loans to executive officers.

At December 31, 2014, certain employees and directors and their affiliates were indebted to the Bank in the aggregate amount of approximately $4.4 million. These loans were made in the ordinary course of business, on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable transactions with others not related to the Company or the Bank and, in the opinion of management, do not involve more than the normal risk of collectibility or present other unfavorable features.

OTHER MATTERS

The Board does not contemplate bringing before the Annual Meeting any matter other than those specified in the accompanying Notice of Annual Meeting of Shareholders, nor does it have information that other matters will be presented at the Annual Meeting. If other matters come before the Annual Meeting, signed proxies will be voted upon such questions in the discretion of the persons named in the proxies as proxy holders.

ADDITIONAL INFORMATION

Shareholder Proposals

Any shareholder proposal intended to be presented at the Company’s annual meeting of shareholders to be held in 2016, including any proposal intended to be included in the Company’s proxy statement and form of proxy for that meeting, must be in writing and must be received by the Company, directed to the attention of the Corporate Secretary, not later than 5:00 p.m., Eastern Time, on December 12, 2015, which is 120 calendar days prior to the anniversary of the date on which this year’s proxy materials were first made available to shareholders. Any such proposal must comply in all respects with the Company’s bylaws and the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

Annual Report

A copy of the Company’s Annual Report to Shareholders is enclosed with this Proxy Statement. The Annual Report to Shareholders is not deemed a part of the proxy soliciting material. The Company’s Annual Report to the SEC on Form 10-K for the fiscal year ended December 31, 2014 was filed with the SEC on March 16, 2015. Upon receipt of a written request, the Company will, without charge, furnish any owner of Common Stock a copy of the Annual Report on Form 10-K, including financial statements and the footnotes thereto. Copies of exhibits to the Annual Report on Form 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such request should be directed to the Company’s Corporate Secretary at the address indicated on the first page of this Proxy Statement.

Solicitation of Proxies and Expenses of Solicitation

The cost of preparing and mailing proxy materials will be borne by the Company. In addition to solicitation by Internet or mail, solicitations may be made by directors, officers and other employees of the Company in person or by telephone, facsimile or e-mail without additional compensation. The Company may also solicit proxies through press releases and postings on its website at www.amerisbank.com. Brokerage houses, custodians, nominees and fiduciaries will be reimbursed for the expense of sending proxy materials to the beneficial owners of Common Stock held of record on behalf of such persons.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 28, 2015.

Vote by Internet • Go to www.envisionreports.com/ABCB • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed below.

1.	Election of Directors:		For	Withhold			For	Withhold		For	Withhold	+
	01 -	William I. Bowen, Jr. Class II (Two-Year Term)	☐	☐	02 -	R. Dale Ezzell Class III (Three-Year Term)	☐	☐	03 - Leo J. Hill Class III (Three-Year Term)	☐	☐
	04 -	Jimmy D. Veal Class III (Three-Year Term)	☐	☐

The Board of Directors recommends a vote FOR Proposals 2 and 3.

		For	Against	Abstain			For	Against	Abstain

2.	Ratification of the appointment of Crowe Horwath LLP as the Company’s independent auditor for the fiscal year ending December 31, 2015.	☐	☐	☐	3.	Advisory approval of the Company’s executive compensation.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign in the same manner in which your shares are registered. When signing as executor, administrator, trustee, guardian, attorney or corporate officer, please give full title. Joint owners should each sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

+

Proxy — Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

2015 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 28, 2015

The undersigned shareholder hereby appoints Daniel B. Jeter and Edwin W. Hortman, Jr., and each of them individually, the proxies and attorneys for the undersigned, with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the Annual Meeting of Shareholders (the “Annual Meeting”) of Ameris Bancorp (the “Company”) to be held on Thursday, May 28, 2015, at the Company’s offices located at 24 Second Avenue Southeast, Moultrie, Georgia, at 2:00 p.m. EDT, and at any adjournment or postponement thereof, as directed with respect to the matters set forth herein, and with discretionary authority on all other matters that come before the Annual Meeting, all as more fully described in the Proxy Statement of the Company for the Annual Meeting received by the undersigned shareholder.

If no direction is given, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side and (b) in accordance with the recommendation of the Board of Directors on the other matters referred to herein.

C	Non-Voting Items

Change of Address — Please print new address below.

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+